Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
by and among
AVALO THERAPEUTICS INC.,
PROJECT ATHENS MERGER SUB, INC.,
SECOND PROJECT ATHENS MERGER SUB, LLC,
ALMATABIO, INC.,
and
THE SECURITYHOLDERS’ REPRESENTATIVE IDENTIFIED HEREIN

Dated as of March 27, 2024

Annex I	Definition of “Product”

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
This Agreement and Plan of Merger and Reorganization (this “Agreement”), is entered into as of March 27, 2024, by and among Avalo Therapeutics, Inc., a Delaware corporation (“Parent”), Project Athens Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Second Project Athens Merger Sub, LLC., a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Second Merger Sub”), AlmataBio, Inc., a Delaware corporation (the “Company”), and Patrick Crutcher, (the “Securityholders’ Representative”) solely in his capacity as the representative agent and attorney-in-fact of the holders of securities in the Company (the “Securityholders”, and each of them, a “Securityholder”). Terms with initial capitalized letters used herein (including in the immediately preceding sentence) and not otherwise defined herein have the meanings set forth in Section 8.01 hereof.
RECITALS
A.    The Company, Parent and Merger Sub intend to effect a merger of Merger Sub with and into the Company pursuant to which the Company would become a wholly owned Subsidiary of Parent (the “First Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), and as part of the same overall transaction, the Company would then merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), on the terms and conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended (the “DLLC”).
B.    In the Mergers, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) and each share of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”) will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement.
C.    The board of directors of the Company (the “Company Board”) has unanimously: (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (b) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein; (c) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption; and (d) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL.
D.    The respective boards of directors of Parent and Merger Sub and the manager of Second Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent, Merger Sub or Second Merger Sub, as applicable, and their respective stockholders and members, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; in each case, in accordance with the DGCL and the DLLC.
E.    It is intended, to the extent the Mergers are eligible for such treatment, that for United States federal income tax purposes (i) the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Agreement will constitute a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and (iii) Parent, Merger Sub, Second Merger Sub, and the Company will each be a “party to the reorganization” under Section 368(b) of the Code.
F.     Immediately following the execution and delivery of this Agreement, but prior to the filing of the Certificate of Merger, Parent will file the Preferred Stock Certificate of Designation in the form attached hereto as Exhibit A (the “Certificate of Designation”) with the office of the Secretary of the State of the State of Delaware.
G.    The parties desire to make certain representations, warranties, covenants, and agreements in connection with the Mergers and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Mergers.
THEREFORE, in consideration of the foregoing recitals and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGERS
Section 1.01    Certificate of Designation. As promptly as practicable following the execution and delivery of this Agreement and in any event prior to the filing of the Certificate of Merger (as defined below), Parent will file the Certificate of Designation with the office of the Secretary of the State of the State of Delaware.
Section 1.02    The Mergers. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving company and a wholly owned Subsidiary of Parent. The Company after the First Merger is sometimes referred to herein as the “First-Step Surviving Company”. At the Second Effective Time, the First-Step Surviving Company shall merge with and into Second Merger Sub in accordance with the DGCL and the DLLC, whereupon the separate corporate existence of the First-Step Surviving Company shall cease, and Second Merger Sub shall be the surviving company, shall be disregarded as an entity separate from Parent for U.S. federal income Tax purposes, and shall continue to be governed by the laws of the State of Delaware and the DLLC. The surviving company after the Second Merger is sometimes referred to hereinafter as the “Surviving Company.”
Section 1.03    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the “Closing”) will take place as soon as practicable (and, in any event, within two (2) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Mergers set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be conducted by electronic exchange of signatures unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”
Section 1.04    Effective Time.
(a)    Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The First Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the First Merger being hereinafter referred to as the “Effective Time”).
(b)    Promptly after the Effective Time, Parent shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and the DLLC (the time of the filing of such certificate of merger with respect to the Second Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Second Effective Time”).
Section 1.05    Effects of the Mergers.
(a)    First Merger. The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the First-Step Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the First-Step Surviving Company.
(b)    Second Merger. The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLC. Without limiting the generality of the foregoing, and subject thereto, from and after the Second Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the First-Step Surviving Company and Second Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the First-Step Surviving Company and Second Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.
Section 1.06    Charter Documents of First-Step Surviving Company and Surviving Company.

(a)    First-Step Surviving Company.
(i)    Certificate of Incorporation. Subject Section 5.09, at the Effective Time, the certificate of incorporation of the First-Step Surviving Company shall be amended and restated so as to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or by applicable Law.
(ii)    Bylaws. Subject to Section 5.09, at the Effective Time, the bylaws of the First-Step Surviving Company shall be amended and restated so as to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and will be the bylaws of the First-Step Surviving Company until thereafter amended as provided in its Charter Documents and applicable Law.
(b)    Surviving Company.
(i)    Certificate of Formation. The certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Company at the Second Effective Time, until thereafter amended in accordance with the DLLC and as provided in such certificate of formation, except that at the Second Effective Time, the certificate of formation of the Surviving Company shall be amended to change the name of the Surviving Company to “AlmataBio, LLC.”
(ii)    Limited Liability Company Agreement. The limited liability company agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Company at the Second Effective Time, until thereafter amended in accordance with the DLLC and as provided in such limited liability company agreement.
Section 1.07    Management of First-Step Surviving Company and Surviving Company.
(a)    First-Step Surviving Company. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall be the directors and officers, respectively, of the First-Step Surviving Company from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the First-Step Surviving Company.
(b)    Surviving Company.
(i)    Manager. Parent shall be the manager (as defined in the limited liability company agreement of the Surviving Company) of the Surviving Company.
(ii)    Officers. The officers of Second Merger Sub immediately prior to the Second Effective Time shall be the officers of the Surviving Company immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Company.
Section 1.08    Further Assurances. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges and powers of the Company, Merger Sub and Second Merger Sub, the Surviving Company and the officers of the Surviving Company shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub, Second Merger Sub and the Surviving Company.
ARTICLE II
EFFECT OF THE MERGERS ON CAPITAL STOCK; CONSIDERATION FOR SHARES
Section 2.01    Effect on Capital Stock. At the Effective Time, as a result of the Mergers and without any action on the part of Parent, Merger Sub, Second Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, Second Merger Sub, or the Company:
(a)    Cancellation of Certain Company Capital Stock. Each share of Company Capital Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, Dissenting Shares and Company Restricted Stock), shall be converted into the right to receive the Per Share Parent Stock Consideration and any portion of the Contingent Consideration that may be payable in respect of such share of Company Common Stock, each at the respective times and subject to the contingencies specified in Section 2.08. Each share of Company Restricted Stock shall be treated in accordance with Section 2.01(c).
(c)    Conversion of Company Restricted Stock. Without any action on the part of the holder thereof, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time, shall be accelerated and converted into the right to receive, for each share of Company Restricted Stock, without interest and subject to deduction for any required withholding under applicable Tax Law the Per Share Parent Stock Consideration and any portion of the Contingent Consideration that may be payable in respect of such share of Company Restricted Stock, each at the respective times and subject to the contingencies specified in Section 2.08.
(d)    Conversion of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis (at the applicable ratio described in Section 3.1.1 of the Company’s Amended and Restated Certificate of Incorporation), shall be converted into the right to receive the Per Share Parent Stock Consideration and any portion of the Contingent Consideration that may be payable in respect of such share of Company Preferred Stock on an as converted to Company Common Stock basis (at the applicable ratio described in Section 3.1.1 of the Company’s Amended and Restated Certificate of Incorporation), each at the respective times and subject to the contingencies specified in Section 2.08.
(e)    Common Stock Limit. Anything in this Agreement to the contrary notwithstanding, the aggregate number of shares of Parent Common Stock issuable at the Closing will not exceed the Common Stock Limit. In the event the aggregate number of shares of Parent Common Stock that would be issuable to the Company’s equityholders pursuant to this Agreement would result in the issuance or reservation of shares of Parent Common Stock in excess of the Common Stock Limit (but for the application of this Section 2.01(e)), subject to Section 2.01(i), each of the Stock Ratio and the Exchange Ratio shall be equitably adjusted to the minimum extent necessary to avoid such result.
(f)    Cancellation of Shares. At the Effective Time, all shares of Company Capital Stock shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and, subject to Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Capital Stock (each, a “Certificate”); or (ii) any book-entry shares that immediately prior to the Effective Time represented shares of Company Capital Stock (each, a “Book-Entry Share”) shall, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with ARTICLE II hereof.
(g)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the First-Step Surviving Company.
(h)    Equity Interests of Second Merger Sub. All shares of capital stock of the First-Step Surviving Company issued and outstanding immediately prior to the Second Effective Time will be converted into and become all of the equity interests of Second Merger Sub and collectively will constitute the only outstanding equity interests of the Surviving Company, and each stock certificate of First-Step Surviving Company (if any) evidencing ownership of any such shares will evidence ownership of such equity interests of the Surviving Company.
(i)    Fractional Shares. No fractional shares of Parent Preferred Stock or Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and the former holders of such Certificates or Book-Entry Shares shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a holder of Parent Preferred Stock or Parent Common Stock with respect to any such fractional shares that would have otherwise been issued upon the surrender for exchange of such Certificates or Book-Entry Shares. Instead, each Securityholder’s aggregate holdings of Parent Common Stock and Parent Preferred Stock to be issued in the Mergers will be rounded down to the nearest whole share.
(j)    Adjustments to Per Share Parent Stock Consideration, Exchange Ratio, and Conversion Ratio. As of the date of this Agreement, each of the Exchange Ratio and Conversion Ratio assumes that each share of Parent Preferred Stock is convertible into one thousand shares of Parent Common Stock. The Per Share Parent Stock Consideration, the Exchange Ratio, the Conversion Ratio, and any other applicable numbers or amounts shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company capital stock or Parent capital stock), reorganization, recapitalization, reclassification or any other change with respect to Company capital stock or Parent capital stock, as applicable, occurring or having a record date on or after the date hereof and prior to the Effective Time. The immediately preceding sentence does not permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 2.02    Surrender and Payment.
(a)    Exchange Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of exchanging the Stock Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At the Effective Time, Parent shall deposit, or cause the Surviving Company to deposit, with the Exchange Agent: evidence of book entry shares representing the number of shares of Parent Capital Stock equal to the Stock Consideration (such shares of Parent Capital Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time being hereinafter referred to as the “Payment Fund”). The Exchange Agent shall, in accordance with Section 2.02(b) and pursuant to irrevocable instructions, deliver the Stock Consideration. The Payment Fund shall not be used for any other purpose. The Surviving Company shall pay all of its charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Capital Stock for the Stock Consideration. Prior to or as soon as practicable after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock immediately prior to the Effective Time, whose Company Capital Stock was converted pursuant to Section 2.01(a) into the right to receive the Stock Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal shall be in customary form and have such other provisions as Parent and the Surviving Company may reasonably specify) for use in such exchange.
(b)    Procedures for Surrender; No Interest. Each holder of shares of Company Capital Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration payable in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, in the case of Company Capital Stock represented by a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent as of and following the Effective Time, for all purposes, only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Stock Consideration in respect of each share of Company Capital Stock pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.
(c)    Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)    Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of the First-Step Surviving Company. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company (other than a Certificate or a Book-Entry Share in respect of Dissenting Shares), they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

(e)    Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to such time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.02(b). Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent or an affiliate thereof designated by Parent, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, Second Merger Sub, the Surviving Company, the Exchange Agent, or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.02(a), to pay for Company Capital Stock for which appraisal rights have been perfected shall be returned to Parent, upon demand.
(f)    Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.
(g)    Dividend and Distribution with Respect to Parent Capital Stock After the Effective Time. No dividends or other distributions with respect to shares of Parent Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Capital Stock represented thereby, and all such dividends and other distributions shall be paid by the Parent to the Exchange Agent and shall be included in the Payment Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Capital Stock issued in exchange therefor (with any fractional shares of Parent Capital Stock rounded down to the nearest whole share), without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Capital Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Capital Stock.
Section 2.03    Dissenting Shares.
(a)    Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired in accordance with Section 2.01) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, and who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”), shall not be converted into or be exchangeable for a right to receive the Merger Consideration as specified in Section 2.01 (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares”), unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration upon compliance with the procedure outlined in Section 2.02.
(b)    The Company shall give prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock and any withdrawals of such demands, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to, or settle, or offer or agree to settle, except with the prior written consent of Parent, any such demand for payment.

Section 2.04    Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, Second Merger Sub, and the Surviving Company (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws; but if a Withholding Agent determines that any payment in connection with the transactions contemplated by this Agreement is subject to deduction or withholding under any applicable Tax law (other than with respect to deductions and withholdings attributable to compensatory payments), then such Withholding Agent shall (i) use commercially reasonable efforts to provide notice to such recipient after such determination and (ii) reasonably cooperate with such recipient prior to Closing to reduce or eliminate any such deduction or withholding. Such amounts, to the extent they are remitted to the appropriate Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the applicable Withholding Agent made such deduction and withholding.
Section 2.05    Lost Certificates. If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent or the Exchange Agent, the inclusion in such affidavit of the obligation of such Person to indemnify Parent against any claim suffered by Parent related to or in respect of or in connection with the lost, stolen or destroyed Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Certificate as contemplated under this ARTICLE II.
Section 2.06    Treatment of Warrants.
(a)    Company Warrants. As of the Effective Time, each Company Warrant that is outstanding as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive, in respect of each share of Company Common Stock underlying such Company Warrant, the Per Share Parent Stock Consideration (which, after being aggregated with the other Per Share Parent Stock Consideration the holder of such Company Warrant would be entitled to receive hereunder (if any), shall be rounded down to the nearest whole share, and no fractional shares of Per Share Parent Stock Consideration shall be issued upon the cancellation and conversion of such Company Warrant) (provided however, the Per Share Parent Stock Consideration shall be reduced by a number of shares equal to the applicable exercise price of each such Company Warrant based on the Closing Parent Share Value), and any portion of the Contingent Consideration that may be payable in respect of such share of Company Common Stock underlying such Company Warrant, each at the respective times and subject to the contingencies specified in Section 2.08. As a condition to receiving the consideration payable pursuant to this Section 2.06(a), each holder of a Company Warrant shall enter into a warrant cancellation agreement substantially in the form attached hereto as Exhibit B (“Warrant Cancellation Agreement”).
(b)    Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board shall adopt any resolutions and take any actions that may be necessary to effectuate the provisions of Section 2.06.
Section 2.07    Tax Treatment. The Mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Each party hereto agrees to cause all income Tax Returns relating to the Mergers to be filed on the basis of treating the Mergers as a “reorganization” within the meaning of Section 368(a)(1) of the Code (including filing the statement required by Treasury Regulations Section 1.368-3), unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code or similar or analogous provisions of other applicable state or other Laws) or pursuant to a good faith opinion from its professional tax advisers that such position is not more likely than not to be an appropriate treatment, and will not knowingly take any action, allow any action to be taken or fail to take any action, outside of the actions permitted under this Agreement, that could reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 2.08    Contingent Consideration. Subject in all respects to terms of this Agreement, including ARTICLE II:
(a)    Within two (2) Business Days after Parent receives the gross proceeds from the consummation of the transactions contemplated by the PIPE Financing, Parent shall pay to the Securityholders in cash an aggregate amount of $7,500,000 (the “First Milestone Consideration”). Parent shall pay each Securityholder by wire transfer of immediately available funds to the account of such Securityholder set forth in the

Payment Schedule, and the First Milestone Consideration shall be payable in accordance with the terms and conditions of this Agreement.
(b)    Within fifteen (15) days after the Second Milestone Date, Parent shall notify Securityholders’ Representative in writing that the Second Milestone Date has occurred (such notice, the “Second Milestone Notice”). Within fifteen (15) days after the delivery of the Second Milestone Notice, the Securityholders’ Representative shall instruct Parent in writing to pay the Second Milestone Consideration either in cash or in Parent Capital Stock. Within five (5) days after receipt of the Securityholders’ Representative’s written instructions and subject to Section 2.08(f), Parent shall pay to the Securityholders the Second Milestone Consideration in accordance with such written instructions either in cash pursuant to Section 2.08(e), or by issuing Parent Capital Stock. If the Securityholders’ Representative does not deliver written instructions to Parent within the fifteen (15)-day time period, then Parent, at its discretion but subject to Section 2.08(f), may elect to pay the Second Milestone Consideration either in cash pursuant to Section 2.08(e) or by issuing Parent Capital Stock. The price per share of any Parent Capital Stock issuable in respect of the Second Milestone Consideration will be calculated based on the volume weighted average price per share for the twenty (20) Trading Day period beginning on and including the first full Trading Day that is ten (10) Trading Days prior to the date on which Parent issues a press release announcing the Second Milestone.
(c)    Within fifteen (15) days after the Third Milestone Date, Parent shall notify Securityholders’ Representative in writing (such notice, the “Third Milestone Notice”). Within fifteen (15) days after the delivery of the Third Milestone Notice, the Securityholders’ Representative shall instruct Parent in writing to pay the Third Milestone Consideration either in cash or in Parent Capital Stock. Within five (5) days after receipt of the Securityholders’ Representative’s written instructions and subject to Section 2.08(f), Parent shall pay to the Securityholders the Third Milestone Consideration either in cash pursuant to Section 2.08(e) or by issuing Parent Capital Stock. If the Securityholders’ Representative does not deliver written instructions to Parent within the 15-day time period, then Parent, at its discretion but subject to Section 2.08(f), may elect to pay the Third Milestone Consideration either in cash pursuant to Section 2.08(e) or by issuing Parent Capital Stock. The price per share of any Parent Capital Stock issuable in respect of the Third Milestone Consideration will be calculated based on the volume weighted average price per share for the twenty (20) Trading Day period beginning on and including the first full Trading Day that is ten (10) Trading Days prior to the date on which Parent issues a press release announcing the Third Milestone.
(d)    To the extent Parent is required to issue any Parent Capital Stock in respect of the Second Milestone Consideration or Third Milestone Consideration, such Parent Capital Stock will consist of Parent Preferred Stock, except as set forth in this Section 2.08(d). The aggregate number of shares of Parent Preferred Stock issuable in respect of the Second Milestone Consideration or Third Milestone Consideration will be calculated by dividing the dollar value of such aggregate payment by the applicable price per share of Parent Common Stock described in Section 2.08(b) or Section 2.08(c), divided by the Conversion Ratio. The foregoing Section 2.08(d) notwithstanding, to the extent the Parent Stockholder Approval has been obtained as of the date of the Second Milestone Notice or Third Milestone Notice, to the extent Parent is required to issue any Parent Capital Stock in respect of the Second Milestone Consideration or Third Milestone Consideration, such Parent Capital Stock will consist of Parent Common Stock, except as set forth in Section 2.08(h). Except to the extent Section 2.08(h) applies, the aggregate number of shares of Parent Common Stock issuable in respect of the Second Milestone Consideration or Third Milestone Consideration will be calculated by dividing the dollar value of such aggregate payment by the applicable price per share of Parent Common Stock described in Section 2.08(b) or Section 2.08(c).
(e)    To the extent the Second Milestone Consideration or the Third Milestone Consideration, as applicable, is payable in cash, Securityholders’ Representative will confirm in writing to Parent the wire transfer information of each Securityholder, and within ten (10) days of receipt of such confirmation, Parent will pay to Securityholders their respective portion of the Second Milestone Consideration or the Third Milestone Consideration, as applicable, by wire transfer of immediately available funds in accordance with the Payment Schedule.
(f)    Notwithstanding anything in this Agreement to the contrary (including Section 2.08(c) or Section 2.08(d)), if at the time of the determination of the Second Milestone Consideration or Third Milestone Consideration, as applicable, the aggregate value of the Merger Consideration paid in shares of Parent Capital Stock (including for purposes of this calculation, for the avoidance of doubt, the Merger Consideration which would otherwise be paid as Second Milestone Consideration or Third Milestone Consideration, as applicable, if this Section 2.08(f) did not apply) is not at least 45% of the aggregate value of the total Merger Consideration payable to the Securityholders pursuant to this Agreement (the “Reorg Threshold”), then the portion of any Second Milestone Consideration or Third Milestone Consideration, as applicable, that would otherwise be comprised of cash shall be reduced on a pro rata basis (relative to all Securityholders) to the extent necessary to satisfy the Reorg Threshold, and the portion of any Second Milestone Consideration and Third Milestone Consideration, as

applicable, that would otherwise be comprised of Parent Capital Stock shall be increased by an aggregate amount equal to the amount by which the cash payments are so reduced. To the extent Section 2.08(h) imposes any Beneficial Ownership Limitation on the issuance of Parent Common Stock to any Securityholder, any additional Parent Capital Stock payable pursuant to this Section 2.08(f) shall be paid in Parent Preferred Stock. For U.S. federal income and other applicable Tax purposes, the parties hereto agree that: (i) if and to the extent any Contingent Consideration is paid to the Securityholders, then any interest which may be imputed on such payments, as required by Sections 483 or 1274 of the Code, shall be treated as paid out of the cash portion of such Contingent Consideration to the extent applicable Tax Laws permit, and (ii) the parties hereto will not take any position contrary to this Section 2.08(f) on any Tax Return or for other Tax purposes, except as may be required by applicable Tax Law.
(g)    To the extent the Second Milestone Consideration or Third Milestone Consideration is payable in Parent Capital Stock, Parent will instruct its transfer agent to issue such Parent Capital Stock in book entry format to the account of the Securityholder.
(h)    Notwithstanding anything herein to the contrary, at any time after the Parent Stockholder Approval has been obtained, Parent shall not issue any shares of Parent Common Stock to any Securityholder pursuant to this Section 2.08, to the extent that, after giving effect to an attempted or proposed issuance of any shares of Parent Common Stock to a Securityholder pursuant to Section 2.08(b) or Section 2.08(c), such Securityholder (together with any other Person whose beneficial ownership of Parent Common Stock would be aggregated with such Securityholder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the SEC, including any “group” of which such Securityholder is a member) would beneficially own a number of shares of Parent Common Stock in excess of the Beneficial Ownership Limitation. For purposes of this Section 2.08(h), (i) beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC, and (ii) “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the SEC. The “Beneficial Ownership Limitation” means 19.9% of the number of shares of the Parent Common Stock outstanding immediately after giving effect to the issuance of shares of Parent Common Stock pursuant to Section 2.08(b) or Section 2.08(c), as applicable.
(i)    Any Contingent Consideration that becomes payable under this Agreement will be allocated among the Securityholders in accordance with their respective Ownership Percentages, as set forth on the Payment Schedule.
(j)    If at any time prior to the payment in full of all Contingent Consideration, (i) Parent undergoes a Change of Control transaction, or (ii) Parent Divests to a third party or any Affiliate any Product and the Intellectual Property Rights associated with the Product or Intellectual Property Assets associated with the Product, the definitive agreement for such Change of Control or Divestiture shall provide for the acquirer or successor entity in such Change of Control or Divestiture to assume the payment obligations of Purchaser set forth in Section 2.08; provided, that in the case of clause (ii), either (A) Parent agrees to remain liable to the Securityholders for all outstanding obligations to pay any Contingent Consideration set forth in this Section 2.08 following any such Divestiture, or (B) such Third Party provides proof satisfactory to the Securityholders’ Representative (acting reasonably) of such Third Party’s financial capacity to assume Parent’s payment obligations set forth in this Section 2.08 with respect thereto.
(k)    Commercially Reasonable Efforts.
(i)    Parent covenants and agrees that it shall use, itself or with or through its Affiliates (including the Surviving Company), Commercially Reasonable Efforts to achieve each of the Second Milestone and the Third Milestone.
(ii)    Other than the Commercially Reasonable Efforts specifically set forth in Section 2.08(k)(i), neither the Parent nor any of its Affiliates, licensees, sublicensees, assignees, transferees, or other Person granted rights in or to the Product (including the Surviving Company) will have any other obligations with respect to the achievement of the Second Milestone or the Third Milestone, or to develop, market, or sell any Product. A good faith determination by any such Person described in the immediately preceding sentence to discontinue or de-prioritize the development or commercialization of any Product, will not constitute a breach of, or be restricted in any way by, this Agreement if such discontinuation or de-prioritization is consistent with the requirements of Section 2.08(k)(i).
(l)    The obligations of Parent, the Surviving Company, Second Merger Sub, and the Surviving Company under this Section 2.08 shall survive the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any Securityholder without the consent of the Securityholders’ Representative.
(m)    Each of the First Milestone Consideration, Second Milestone Consideration, and Third Milestone is payable only one time and only if the corresponding milestone event occurs. If either the Second Milestone Consideration or Third Milestone Consideration becomes payable, Parent is only obligated to make such payments in Parent Capital Stock to the extent Parent has a sufficient number of authorized shares available for issuance. If the number of authorized shares is insufficient to make such payment, Parent will use commercially reasonable efforts to amend its certificate of incorporation or the Certificate of Designation to increase the number of authorized shares so that Parent has a sufficient number of shares available for payment in full.
Section 2.09    Legend. Each certificate representing any shares of Parent Common Stock and the shares of Parent Preferred Stock issued pursuant to this Agreement will be endorsed with a legend, in addition to any other legends required by this Agreement or any other agreements to which the shares of Parent Common Stock and the shares of Parent Preferred Stock issued pursuant to this Agreement are subject, substantially as follows:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO LOCK-UP RESTRICTIONS PURSUANT TO AN AGREEMENT AND PLAN OF MERGER AND REORGANIZATION.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the correspondingly numbered Section of the disclosure letter (the “Company Disclosure Letter”), dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement, the Company hereby represents and warrants to Parent, Merger Sub, and Second Merger Sub as set forth in this ARTICLE III. Disclosure in any section of such Company Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other section notwithstanding the omission or a reference or cross reference thereto.
Section 3.01    Organization; Standing and Power; Charter Documents; Subsidiaries.
(a)    Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, or otherwise hold and operate its assets and to carry on its business. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, held or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b)    Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the Charter Documents of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.
(c)    Subsidiaries. Except as set forth in Section 3.01(c) of the Company Disclosure Letter, the Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability partnership, limited liability company, association or other entity. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.
Section 3.02    Capitalization.
(a)    A complete and accurate list, as of the date hereof, of the names of all record holders of each share of authorized and outstanding capital stock of the Company as of the date hereof is set forth in Section 3.02(a) of the Company Disclosure Letter. Each outstanding share of capital stock of the Company shown in Section 3.02(a) of the Company Disclosure Letter is duly authorized, validly issued, fully paid and nonassessable. None of the outstanding shares of Company Common Stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. As of the date hereof, 294,430 shares of Company Common Stock are shares of Company Restricted Stock.
(b)     True, complete, and accurate copies of the Company Stock Plan and each written form of agreement (each, a “Form Award Agreement”) covering or relating to an outstanding award granted under the Company Stock Plan have been made available to Parent, and there is no material deviation in the executed agreement for each such outstanding award from the terms in the applicable Form Award Agreement. No option to purchase Company Common Stock is outstanding as of the date hereof. All of the Company’s options, warrants and other rights to purchase or exchange any securities for shares of the Company’s capital stock have been duly authorized and validly issued and were issued in compliance with federal and state securities laws.
(c)    Section 3.02(c) of the Company Disclosure Letter sets forth a complete and accurate list of the name of the record and beneficial holder of each outstanding Company Warrant, the number and class of Company capital stock that each Company Warrant has the right to purchase, and the exercise price of each Company Warrant.
(d)    Except as set forth in Section 3.02(a) of the Company Disclosure Letter, as of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Company Voting Debt or shares of capital stock of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Company Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (i), (ii), and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”), and there is no agreement or arrangement not yet fully performed that would result in the creation of any of the foregoing. All outstanding shares of Company Capital Stock, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.
(e)    Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Company Voting Debt”).
(f)    Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Company Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Company Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”), and there is no agreement or arrangement not yet fully performed that would result in the creation of any of the foregoing.
Section 3.03    Authority; Non-Contravention; Governmental Consents.
(a)    Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis and (ii) the holders of a majority of the outstanding shares of Company Preferred Stock (voting as a single class on an as-converted basis) (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Mergers and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Mergers, and consummate the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent, Merger Sub and Second Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.
(b)    Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not, subject to obtaining the Requisite Company Vote and filing the Certificate of Designation and Certificate of Merger with the office of the Secretary of the State of the State of Delaware: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by Section 3.03(c) have been obtained or made, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof, except as listed in Section 3.03(b) of the Company Disclosure Letter; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries.
(c)    Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Mergers and other transactions contemplated hereby, except for the filing of the Certificate of Merger in respect of the First Merger and the Certificate of Designation with the Secretary of State of the State of Delaware.
(d)    Board Approval. The Company Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).
Section 3.04     Financial Statements; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)    Financial Statements. Section 3.04(a) of the Company Disclosure Letter sets forth the unaudited balance sheets of the Company dated as of February 29, 2024 (the “Company Balance Sheet”, and such date, the “Balance Sheet Date”). The Company Balance Sheet (i) has been prepared from, are in accordance with, and accurately reflect the books and records of the Company and its Subsidiaries, and (ii) fairly presents in all material respects the financial position of the Company and its Subsidiaries as of the Balance Sheet Date.
(b)    Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material Liabilities, except that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) immaterial liabilities that were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; or (iii) are incurred in connection with the transactions contemplated by this Agreement.
(c)    Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand).
Section 3.05    Absence of Certain Changes or Events. Since the date of inception of the Company, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice, there has not been any Material Adverse Effect with respect to the Company or any of its Subsidiaries, individually or collectively, and neither the Company nor any of its Subsidiaries has:
(a)    (i) made, changed, or revoked any material election relating to Taxes; (ii) adopted or changed any annual accounting period or any method of accounting for Tax purposes; (iii) agreed to any audit assessment by any taxing authority; (iv) entered into any closing agreement related to Taxes, settlement of any material Tax claim or assessment, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or filed any amended income or other material Tax Return; or (v) entered into any Tax sharing or similar agreement or arrangement (other than commercial Contracts a primary purpose of which is unrelated to Taxes);
(b)    amended or proposed to amend its Charter Documents;
(c)    (i) split, combined, or reclassified any Company Securities or Company Subsidiary Securities, (ii) repurchased, redeemed, or otherwise acquired, or offered to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declared, set aside, or paid any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or entered into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries);
(d)    (i) transferred, licensed, sold, leased, disposed of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledged, encumbered, or otherwise subject to any Lien (other than a Permitted Lien), any assets; or (ii) adopted or effected a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;
(e)    repurchased, prepaid, or incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another Person;
(f)    instituted, settled, or compromised any Legal Action;
(g)    entered into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, co-development arrangement, or alliance;
(h)    abandoned, allowed to lapse, sold, assigned, transferred, granted any security interest in or otherwise encumbered or disposed of any material Company IP, or granted any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(i)    agreed or committed to do any of the foregoing.
Section 3.06    Taxes.
(a)    Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly filed or caused to be filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, or where payment is not yet due, the Company has made an adequate provision for such Taxes on the Company Balance Sheet. The Company Balance Sheet reflects an adequate reserve for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company Balance Sheet outside of the ordinary course of business or otherwise inconsistent with past practice. However, regardless of what may be reported on any such Tax Returns, the Company and each of its Subsidiaries make no representation regarding (i) any carryovers of net operating losses, Tax credits, or charitable contribution or other Tax benefits items that are available to it or have been reported by any such entity for any federal, state, or other Tax purposes, or (ii) any limitation on use of any net operating losses, Tax credits, or charitable contribution or other tax benefit carryovers that might apply either as of or after the Closing Date under Sections 382 or 383 of the Code or any other applicable limitations under any Tax Laws.
(b)    Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period since the Company’s inception.
(c)    Liens. There are no Liens other than Permitted Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for Permitted Liens.
(d)    Tax Deficiencies and Audits. No deficiency for any amount of Taxes that has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries.
(e)    Consolidated Groups, Transferee Liability, and Tax Agreements. Neither the Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis other than one in which the Company is the common parent; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements a primary purpose of which agreements does not relate to Taxes).
(f)    Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the day of the Effective Time as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the day of the Effective Time; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; (v) prepaid amount received on or before the day of the Effective Time; or (vi) election under Section 108(i) of the Code.
(g)    Section 355. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution that was purported or intended to be described in Section 355 of the Code.
(h)    Tax Accruals. The amount of the Company’s and its Subsidiaries’ liability for unpaid Taxes for all periods following the end of the recent period covered by the Company Balance Sheet will not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and its Subsidiaries (and which accruals will not exceed comparable amounts incurred in similar periods in prior years).
(i)    Other Matters. As of the day of the Effective Time, the Company will not own any equity interest (i) in any entity, plan or arrangement that is treated for federal or any applicable state or local income Tax purposes as a partnership, (ii) in any “controlled foreign corporation” within the meaning of Section 957 of the Code, or (iii) in any “passive foreign investment corporation” within the meaning of Section 1297 of the Code.
(j)    Reorganization. The Company has not taken any action nor does it know of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(k)    Real Property Holding Corporation. The Company is not, nor has it been, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1) of the Code.
(l)    Section 83(b) Election. Except as set forth in Section 3.06(l) of the Company Disclosure Letter, the Company has received, from each employee or former employee of the Company who holds stock that is subject to a substantial risk of forfeiture as of the date here, if any, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and such elections were validly made and filed with the IRS in a timely fashion.
Section 3.07    Intellectual Property.
(a)    Section 3.07(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) issued patents and pending patent applications, (ii) registered and applications for registration of trademarks and service marks, (iii) registered Internet domain names, and (iv) registered copyrights, in each case, included in the Company IP owned by the Company or any of its Subsidiaries and (v) any license or other agreement governing, or pursuant to which the Company or any of its Subsidiaries was licensed or granted any other Company Licensed IP (any such agreement, a “Company License”).
(b)    Company and its Subsidiaries own or possess the right to use (i) all patents and patent applications, (ii) all trademarks, trademark registrations, service marks, service mark registrations, Internet domain name registrations, copyrights, copyright registrations, licenses, trade secret rights (the items described in clauses (i) and (ii) collectively, “Intellectual Property Rights”) and (iii) inventions, software, works of authorships, trade names, databases, formulae, know how, Internet domain names and other intellectual property (including trade secrets and other unpatented and/or unpatentable proprietary confidential information, systems, or procedures) (collectively, “Intellectual Property Assets”, and together with the Intellectual Property Rights, the “Company IP”) necessary to conduct their respective businesses as currently conducted, and as proposed to be conducted.
(c)    The Company IP owned by the Company or any of its Subsidiaries is owned solely and exclusively by the Company or its Subsidiary, free and clear of any Liens other than Permitted Liens. To the Knowledge of the Company, the Company IP owned by the Company and the Company Licensed IP, is valid, enforceable, subsisting and in full force and effect. None of the Company IP owned by the Company or any Subsidiary thereof, and none of the Company Licensed IP, is or has been subject to any pending, concluded, or, to the Knowledge of the Company, threatened, Legal Action or other proceeding (including any interference, derivation, re-examination, opposition, cancellation reissue or other post-grant proceeding, but excluding customary office actions issued by an application examiner with the United States Patent and Trademark Office or its foreign equivalent in the ordinary course of business in connection with the prosecution of a pending application for a patent or a trademark registration) that challenges the validity, enforceability, use, right to use, scope, duration, effectiveness or ownership of any item of such Company IP.
(d)    The Company and its Subsidiaries have not received any opinion from their legal counsel concluding, or any correspondence from any third party alleging, that any products or activities of their respective businesses infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any other person, and have not received written notice of any challenge by any other person to the rights of the Company and its Subsidiaries with respect to any Intellectual Property Rights or Intellectual Property Assets owned, licensed, or used by the Company or its Subsidiaries. The operation of the Company’s and its Subsidiaries’ respective businesses do not infringe, misappropriate, or otherwise violate any valid and enforceable Intellectual Property Rights of any other person.

(e)    Each Company License is valid, binding upon, and enforceable by or against the parties thereto in accordance with its terms. To the Knowledge of the Company, the Company and its Subsidiaries are not in breach nor have received any written asserted or threatened claim of breach of, any Company License, and there is no breach or anticipated breach by any other person of any Company License.
(f)    The Company and its Subsidiaries have taken all reasonable steps to protect, maintain and safeguard their Intellectual Property Rights, including the execution of appropriate nondisclosure and confidentiality agreements. Except as disclosed in Section 3.07(f) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment of any additional amounts with respect to, or require the consent of any other person in respect of, the Company’s or any of its Subsidiaries’ right to own, use, or hold for use any of the Intellectual Property Rights as owned, used or held for use in the conduct of their businesses as currently conducted.
(g)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company, its Subsidiaries, or the business of any of the foregoing, to the knowledge of the Company and its Subsidiaries, (i) the Company has at all times complied with all applicable laws relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company in the conduct of the Company’s business, (ii) the Company’s and each of its Subsidiaries’ collection, storage, use and dissemination of personally identifiable information and any other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has, at all times complied with all applicable Law, privacy policies and terms of use and other contractual obligations relating to privacy, data protection or data security, (iii) no breach, security incident, or violation of any data security policy in relation to personally identifiable information or other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has occurred, or is or was threatened, and there has been no unauthorized or illegal processing of such data and (iv) the Company and each of its Subsidiaries maintain commercially reasonable security procedures to protect against loss, misuse, unauthorized access, disclosure, and destruction of personally identifiable information and other data pertaining to consumers, patients, employees or other persons. Neither the Company nor any of its Subsidiaries has received written, or to the Knowledge of the Company, any non-written, notice of any claims (including any investigation or notice from any Governmental Entity) that have been asserted or threatened against the Company or any of its Subsidiaries alleging, any violation of any Person’s privacy or personally identifiable information or data rights or non-compliance with applicable Laws, privacy policies or terms of use or other contractual obligations relating to privacy, data protection or data security.
(h)    The Company and its Subsidiaries have taken all reasonably necessary actions to obtain ownership of or a license to all works of Intellectual Property Rights made by its or their employees, consultants, and contractors during the time they were employed by or under contract with the Company and which relate to the Company’s business (and all Intellectual Property Rights therein). All employees of the Company or any Subsidiary thereof have signed confidentiality and invention assignment agreements with the Company or a Subsidiary thereof and each consulting agreement by and between any consultant of the Company and the Company or any Subsidiary thereof contains customary confidentiality and present assignment provisions.
Section 3.08    Compliance with Laws; Permits.
(a)    Compliance. The Company and each of its Subsidiaries are and, since April 28, 2023, have been in compliance in all material respects with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. No Governmental Entity has issued any written notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law.
(b)    Permits. The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Company. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. The Company and each of its Subsidiaries is and has at all times been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Company.

Section 3.09    Litigation. As of the date hereof, there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such, including any proceeding before the FDA or comparable federal, state, local or foreign governmental bodies (it being understood that the interaction between the Company and the FDA and such comparable governmental bodies relating to the clinical development and product approval process shall not be deemed proceedings for purposes of this representation). None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment (“Order”) of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, other than Orders of general applicability.
Section 3.10    Brokers’ and Finders’ Fees. Neither the Company nor any of its Subsidiaries has incurred, nor shall it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.
Section 3.11    Employee Matters.
(a)    No Noncompliance. No “prohibited transaction” (as defined in Section 406 of ERISA, or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA and regulatory guidance thereunder) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA (other than events with respect to which the thirty (30)-day notice requirement under Section 4043 of ERISA has been waived) has occurred or could reasonably be expected to occur with respect to any Company Employee Plan for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”). Each Company Employee Plan is in compliance in all material respects with applicable law, including ERISA and the Code. The Company and its Subsidiaries have not incurred and could not reasonably be expected to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any pension plan (as defined in Section 3(2) of ERISA). Each pension plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and to the Company’s Knowledge, nothing has occurred, whether by action or by failure to act, that could, singularly or in the aggregate, cause the loss of such qualification.
(b)    Documents. Section 3.11(b) of the Company Disclosure Letter sets forth a true, complete and correct list of every material Company Employee Plan. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter (or if applicable, advisory or opinion letter) received from the IRS regarding the Tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent three plan years for each Company Employee Plan; (v) the current summary plan description for each Company Employee Plan; (vi) the most recent actuarial valuation reports and non-discrimination testing results for the three most recent plan years, related to any Company Employee Plans; and (vii) all non-routine correspondence to and from any Governmental Entity. No Company Employee Plan is a plan, program, policy practice, or Contract that is sponsored by a professional employer organization or co-employer organization (“PEO”) under which an employee of the Company may be eligible to receive compensation and/or benefits in connection with the Company’s engagement of a PEO.
(c)    Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) as of the date hereof, the Company and its Subsidiaries, where applicable, have timely made all contributions, and other payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) as of the date hereof, there are no Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) each Company Employee Plan is in compliance in all material respects with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (together known as the “ACA”) and the rules and regulations promulgated thereunder, and no federal income Taxes or penalties have been imposed or are reasonably expected to be incurred or are due for noncompliance with ACA or for failure to provide minimum coverage to Company Employees. Neither the Company nor any of its Subsidiaries sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.
(d)    Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan. None of the Company Employee Plans provide health care or life insurance benefits or coverage, or other retiree welfare benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or similar state law) and the Company has never promised to provide such post-termination benefits. Neither the Company nor any Company ERISA Affiliates has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan.
(e)    Certain Company Employee Plans. With respect to each Company Employee Plan:
(i)    no such plan is a pension plan (within the meaning of Section 3(2) of ERISA), a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code, and neither the Company nor any of its Company ERISA Affiliates has now or at any time contributed to, sponsored, maintained, or had any liability or obligation in respect of any such plans;
(ii)    no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;
(iii)    no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code; and
(iv)    no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.
(f)    Potential Governmental Liability. Within the past three (3) years, no Company Employee Plan has been the subject of an examination or audit by a Governmental Entity, and no Company Employee Plan is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.
(g)    Section 409A Compliance. Each Company Employee Plan that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated, in all material respects, in documentary and operational compliance with Section 409A of the Code and all applicable regulatory and administrative guidance (including, without limitation, proposed Treasury Regulations, notices, rulings, and final regulations). The Company has not entered into any agreement or arrangement to, and does not otherwise have any obligation to, indemnify or hold harmless any Person for any liability that results from the failure to comply with the requirements of Section 409A of the Code.
(h)    Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement shall (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan; or (v) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
(i)    Employment Law Matters. The Company and each of its Subsidiaries: (i) is and, since April 28, 2023, has been in compliance in all material respects with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll Taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is and, since April 28, 2023, has been in material compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees. There are no pending or, to the Knowledge of the Company, threatened investigations, complaints, charges, claims, lawsuits, or arbitrations by or on behalf of any employee of the Company or any of its Subsidiaries with respect to any Laws referenced in this Section 3.11(i).
(j)    Labor. There is (i) no unfair labor practice complaint pending against the Company, or any of its Subsidiaries, nor to the Knowledge of the Company, threatened against it or any of its Subsidiaries, before the National Labor Relations Board, any state or local labor relation board or any foreign labor relations board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, threatened against it and (ii) no strike, lockout, work stoppage, slowdown, union organizing campaign, union demand for recognition or union election petition is pending or, to the Knowledge of the Company, threatened, with respect to the employees of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there is no existing or imminent strike, lockout, work stoppage or slowdown by the employees of its Subsidiaries’ principal suppliers, manufacturers, customers or contractors. No key employee or significant group of employees of the Company or any Subsidiary has provided, or to the Knowledge of the Company, plans to provide, written notice to the Company of intent to terminate employment with the Company or any such Subsidiary.
(k)    Employees. The Company has no employees and has never had any employees.
(l)    401(k) Plan. The Company has never had a Company Employee Plan that is a 401(k) plan.
Section 3.12    Real Property and Personal Property Matters.
(a)    The Company and each of its Subsidiaries have good and marketable title to, or in the case of leased assets and properties, valid leasehold interests in, all of the tangible assets and properties (including those shown on the Company Balance Sheet) used or held for use in, or necessary for, the operation of the Company’s business, free and clear of all Liens, other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, all machinery, vehicles, equipment, and other material tangible personal property owned or leased by the Company or any of its Subsidiaries or used in the Company’s business are in good operating condition and satisfactory repair, normal wear and tear excepted and are sufficient for the continued operation of such business following the Closing. All leases of personal property to which the Company or any of its Subsidiaries is a party are in full force and effect and afford the Company a valid leasehold interest in, or license to use, the personal property that is the subject of such lease or license.
(b)    Neither the Company nor any of its Subsidiaries owns or has ever owned, leases or has ever leased, any real property, nor is either party to any agreement to purchase or sell any real property.
Section 3.13    Environmental Matters.
(a)    Neither the Company nor any of its Subsidiaries is in material violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, material noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its Subsidiaries under applicable Environmental Laws, or material noncompliance with the terms and conditions thereof, nor has the Company or any of its Subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation of any Environmental Law. There is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its Subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law. To the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.
Section 3.14    Material Contracts.
(a)    Material Contracts. For purposes of this Agreement, “Company Material Contract” means the following Contracts to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound:
(i)    any Contract (other than Company Employee Plans) providing for payments (whether fixed, contingent, or otherwise) by or to the Company or any of its Subsidiaries (A) in an annual amount of $50,000 or more or (B) in an aggregate amount of $100,000 or more, pursuant to its express terms;
(ii)    any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) (A) with any current executive officer of the Company, (B) with any current member of the Company Board, or (C) providing for an annual base salary or payment in excess of $100,000, or (D) involving any severance, change-of-control, retention or similar payments or benefits;
(iii)    any Contract providing for any guaranty by the Company or any Subsidiary thereof, other than any guaranty by the Company or a Subsidiary thereof of any of the obligations of the Company or another wholly owned Subsidiary thereof;
(iv)    any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent, or any of its Subsidiaries) (A) to engage in any line of business, or (B) compete with any Person or operate in any geographical location;
(v)    any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person;
(vi)    any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;
(vii)    any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or upon consummation of the Mergers shall obligate Parent, the Surviving Company, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;
(viii)    any partnership, joint venture, limited liability company agreement, or similar Contract that is material to the Company and its Subsidiaries taken as a whole;

(ix)    any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;
(x)    any employee collective bargaining agreement or other Contract with any labor union;
(xi)    any Contract or commitment that obligates the Company or any of its Subsidiaries to develop or continue the research and development any product or product candidate;
(xii)    any Company Leases;
(xiii)    any Contract that involves the license, sublicense, consent to use, settlement, coexistence, covenant not to sue, waiver, release, permission or other right granted (including any right to receive or obligation to pay royalties or any other consideration) with respect to any Intellectual Property Rights or Intellectual Property Assets;
(xiv)    any Contract which is not otherwise described in clauses (i)-(xi) above that is material to the Company and its Subsidiaries, taken as a whole.
(b)    Schedule of Material Contracts; Documents. Section 3.14(b) of the Company Disclosure Letter sets forth an accurate and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.
(c)    No Breach. All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party, has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party, is in breach, or has received written notice of breach, of any Company Material Contract.
Section 3.15    Insurance. All insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Since April 28, 2023, no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.
Section 3.16    Related Person Transactions. There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries are otherwise a creditor or debtor to, or party to any Contract or transaction with, any Related Party, except (a) to the extent provided for by the terms and conditions of Company Employee Plan and (b) transactions related to Company Securities disclosed in Section 3.02(a) and Section 3.02(c) of the Company Disclosure Letter.
Section 3.17    Regulatory Matters.
(a)    Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee, or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company shall not directly or indirectly use proceeds contemplated herein, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(b)    Neither the Company, nor to the Knowledge of the Company any of its employees, officer, directors, or any agent or representative acting on behalf of the Company is currently or has been: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable sanctions Laws; or (iii) otherwise in violation of applicable sanctions Laws, Ex-Im Laws or U.S. anti-boycott Laws (collectively, “Trade Control Laws”) in any material respect.
(c)    (i) The Company has not received from any Governmental Entity any written notice or inquiry, (ii) made any voluntary or involuntary disclosure to a Governmental Entity, or (iii) conducted any internal investigation or audit, in each case of clauses (i)-(iii), concerning any alleged violation of Trade Control Laws.
(d)    Neither the Company nor any of its officers, directors, employees or any of its agents or third party representatives acting on behalf of the Company, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or thing of value to or from any Person or Governmental Entity in the United States or elsewhere in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Anti-Kickback Act of 1986 (the “Anti-Kickback Act”) or any other Laws that prohibit bribery, money laundering, corruption, fraud or other improper payments; and (ii) there is no charge, proceeding or investigation by any Governmental Entity with respect to a violation of the FCPA, the Anti-Kickback Act or any other Laws that prohibit bribery, money laundering, corruption, fraud or other improper payments that is now pending or, to the Knowledge of the Company, threatened with respect to the Company.
(e)    Each of the current product or product candidates of the Company or any of its Subsidiaries is being, and at all times has been, developed, tested, manufactured, marketed, sold, labeled and stored, as applicable, in compliance in all material respects with the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and applicable regulations enforced by the FDA and any other applicable Regulatory Authorities outside the United States, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable.
(f)    The Company and its Subsidiaries have filed with the applicable Regulatory Authorities all material required filings, declarations, registrations, reports or submissions necessary for the operation of the business of the Company and its Subsidiaries as presently conducted. All such filings, declarations, registrations, reports or submissions were in material compliance with applicable Laws when filed (or were corrected or supplemented by a subsequent submission), and no material deficiencies have been asserted by any applicable Regulatory Authority with respect to any such filings, declarations, registrations, reports or submissions.
(g)    Neither the Company nor any Subsidiary of Company is subject to any investigation that is pending and of which the Company has been notified in writing or, to the Knowledge of the Company, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute or the Federal False Claims Act or (iii) any Governmental Entity outside of the U.S. pursuant to any equivalent statute of such jurisdiction.
(h)    Neither the Company nor its Subsidiaries has (i) made an untrue statement of a material fact to the FDA or any other applicable Regulatory Authority or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other applicable Regulatory Authority. None of the Company, its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, employees, agents or contractors, has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. § 335a or any similar Law or (b) exclusion under 42 U.S.C. § 1320a-7 or any similar Law.
Section 3.18    Accredited Investor Status. Each holder of Company Common Stock is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the 1933 Act or was issued Company securities pursuant to Rule 701 of the Securities Act.
Section 3.19    Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of the Parent, Merger Sub and Second Merger Sub, or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties, or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent in ARTICLE IV.

Section 3.20    No Other Representations or Warranties. Except for the representations and warranties set forth in this ARTICLE III, neither the Company nor any other Person has made or is making any express or implied representation or warranty, either written or oral, with respect to the Company or its Subsidiaries or with respect to any other information provided to the Company or its Subsidiaries in connection with the Mergers or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Company nor any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of the Company, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or its Representatives, any financial projections or forward-looking statements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SECOND MERGER SUB
Parent, Merger Sub and Second Merger Sub hereby jointly and severally represent and warrant to the Company as follows, except as set forth in the correspondingly numbered Section of the disclosure letter (the “Parent Disclosure Letter”), dated as of the date of this Agreement and delivered by Parent to the Company concurrently with the execution of this Agreement, or otherwise disclosed or identified in the Parent SEC Report filed with or furnished to the SEC after December 31, 2021 and publicly available prior to the date hereof, without giving effect to any amendment to any such Parent SEC Reports filed or furnished on or after the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of such Parent SEC Reports and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature) so long as the applicability of a disclosure in such Parent SEC Reports or Parent Disclosure Letter to a representation or warranty is readily apparent based on the face of such disclosure:
Section 4.01    Organization.
(a)    Organization; Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease, or otherwise hold and operate its assets and to carry on its business. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite limited liability company power and authority to own, lease, or otherwise hold and operate its assets and to carry on its business. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation, and Second Merger Sub is duly qualified or licensed to do business as a foreign limited liability company, and each of Parent, Merger Sub and Second Merger Sub is in good standing in each jurisdiction where the character of the assets and properties owned, leased, held or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent, Merger Sub or Second Merger Sub.
(b)    Charter Documents. Parent has delivered or made available to the Company a true and correct copy of the Charter Documents of Parent, Merger Sub and Second Merger Sub. Neither Parent, Merger Sub nor Second Merger Sub is in violation of any of the provisions of its Charter Documents.
(c)    Subsidiaries. Except as set forth in the Parent SEC Reports, Parent does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability partnership, limited liability company, association or other entity. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests and except for applicable securities Laws. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.
Section 4.02    Authority; Non-Contravention; Governmental Consents; Board Approval.
(a)    Authority. Each of Parent, Merger Sub and Second Merger Sub has all requisite corporate or limited liability company power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent, Merger Sub and Second Merger Sub and the consummation by Parent, Merger Sub and Second Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, Merger Sub and Second Merger Sub and no other corporate or limited liability company proceedings on the part of Parent, Merger Sub or Second Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Merger Sub and Second Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent, Merger Sub and Second Merger Sub, enforceable against Parent, Merger Sub and Second Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.
(b)    Non-Contravention. The execution, delivery, and performance of this Agreement by Parent, Merger Sub and Second Merger Sub and the consummation by Parent, Merger Sub and Second Merger Sub of the transactions contemplated by this Agreement, do not and shall not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of Parent, Merger Sub or Second Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (iv) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent, Merger Sub or Second Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries.
(c)    Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent, Merger Sub or Second Merger Sub in connection with the execution, delivery, and performance by Parent, Merger Sub and Second Merger Sub of this Agreement or the consummation by Parent, Merger Sub or Second Merger Sub of the Mergers and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger in respect of the First Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Second Certificate of Merger in respect of the Second Merger with the Secretary of State of the State of Delaware; (iii) the filing with the SEC of such reports under the Securities Act or Exchange Act as may be required in connection with this Agreement, the Mergers, and the other transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s, Merger Sub’s and Second Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
(d)    Approval.
(i)    The board of directors of Parent by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held or by unanimous written consent, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein and therein, are fair to, and in the best interests of, Parent and Parent’s stockholders, and (B) authorized and approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein. No other action on the part of Parent or the stockholders of Parent (including any vote of such stockholders of Parent) is necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers.
(ii)    The board of directors of Merger Sub by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held or by unanimous written consent, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) authorized and approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

(iii)    The manager of Second Merger Sub by resolutions duly adopted by written consent, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Second Merger Sub and Parent, as the sole member of Second Merger Sub, and (B) authorized and approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein.
Section 4.03    Securities Laws Matters.
(a)    Parent has delivered or made available to the Company accurate and complete copies of all Parent SEC Reports filed by Parent with the SEC since January 1, 2021 other than such documents that can be obtained on the SEC’s website at www.sec.gov. Parent has made available to the Company true and complete copies of all correspondence (including comment letters, written inquiries and enforcement correspondences), other than transmittal correspondence or general communications by the SEC not specifically addressed to Parent, between the SEC, on the one hand, and Parent, on the other, since January 1, 2021, including all SEC comment letters and responses to such comment letters and responses to such comment letters by or on behalf of Parent except for such comment letters and responses to such comment letters that are publicly accessible through EDGAR, and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date of this Agreement. As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Reports, and the SEC has not advised Parent that any final responses are inadequate, insufficient, or otherwise non-responsive. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC or Nasdaq with respect to Parent SEC Reports. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Reports is the subject of an ongoing SEC review.
(b)    Parent Common Stock is registered pursuant to the Exchange Act. Neither the SEC nor any Governmental Entity has issued any order preventing or suspending trading of any securities of Parent, and Parent is in compliance in all material respects with the Securities Act. To the Knowledge of Parent, as of the date of this Agreement, no inquiry, review, or investigation of Parent by the SEC is in effect or ongoing or expected to be implemented or undertaken.
(c)    Except as required by the SEC or NASDAQ, neither Parent nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.
(d)    The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Reports since January 1, 2021: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Reports filed since January 1, 2021, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.
(e)    Parent’s independent registered public accounting firm has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
(f)    Since January 1, 2021, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(g)    Parent maintains, and at all times since January 1, 2021, has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements and (iv) that Parent maintains records in reasonable detail that accurately and fairly reflect the transactions and dispositions of the assets of Parent and any of its Subsidiaries. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of September 30, 2023, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and has described in Section 4.03(g) of the Parent Disclosure Letter) (A) all material weaknesses and all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Parent, any of its Subsidiaries, Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting.
(h)    Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by Sections 302 of the Sarbanes-Oxley Act of 2002.
(i)    Parent has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.
(j)    Since January 1, 2021, Parent has timely filed or furnished all Parent SEC Reports required to be filed or furnished by Parent under applicable securities laws and the rules and policies of NASDAQ. The documents in the Parent SEC Reports, as at the respective dates filed, were in compliance in all material respects with the applicable securities Laws and, where applicable, the rules and policies of NASDAQ. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act in respect of any Parent SEC Report.
(k)    None of the documents in the Parent SEC Reports, as of their respective dates (and, if amended or superseded prior to the date hereof, then on the date of such document was filed or furnished), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.
Section 4.04    Litigation. Except as set forth in the Parent SEC Reports, as of the date hereof, there is no material Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of Parent or any of its Subsidiaries in their capacities as such, including any proceeding before the FDA or comparable federal, state, local or foreign governmental bodies (it being understood that the interaction between Parent and the FDA and such comparable governmental bodies relating to the clinical development and product approval process shall not be deemed proceedings for purposes of this representation). None of Parent or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent other than Orders of general applicability.

Section 4.05    Capitalization.
(a)    The authorized capital of Parent as of the date hereof consists 205,000,000 shares, of which 200,000,000 shares are designated as common stock and 5,000,000 shares are designed as preferred stock. As of the date hereof, 862,525 shares of Parent Common Stock are issued and outstanding and no shares of Parent preferred stock are issued and outstanding. Each outstanding share of capital stock of Parent is duly authorized, validly issued, fully paid and nonassessable. None of the outstanding shares of Parent Common Stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of Parent. Section 4.05(a) of the Parent Disclosure Letter sets forth a complete and accurate list of the name of the record and beneficial holder of each outstanding warrant or option to purchase Parent Capital Stock (each such warrant, a “Parent Warrant”, and each such option, a “Parent Option”), the number and class of Parent Capital Stock that each Parent Warrant and Parent Option has the right to purchase, and the exercise price of each Parent Warrant and Parent Option.
(b)    As of the date hereof, Parent has reserved 40,119 shares of Parent Common Stock for issuance pursuant to the Parent Stock Plan, of which 7,599 shares are reserved for issuance to employees and directors of, and consultants to, Parent upon the exercise of outstanding and unexercised options granted under the Parent Stock Plan. True, complete, and accurate copies of the Parent Stock Plan and each written form of agreement covering or relating to an outstanding award granted under the Parent Stock Plan have been made available or filed to the Company. All of Parent’s options, warrants and other rights to purchase or exchange any securities for shares of Parent’s capital stock have been duly authorized and validly issued and were issued in compliance with federal and state securities laws.
(c)    Except as set forth in this Agreement or in Section 4.05(a) or Section 4.05(c) of the Parent Disclosure Letter, as of the date hereof, there are no outstanding: (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt or shares of capital stock of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by the Parent or its Subsidiaries (the items in clauses (i), (ii), and (iii), together with the capital stock of Parent, being referred to collectively as “Parent Securities”), and there is no agreement or arrangement not yet fully performed that would result in the creation of any of the foregoing. All outstanding shares of Parent Common Stock, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.
(d)    Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of Parent or any of its Subsidiaries may vote (or that is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Parent Voting Debt”).
(e)    Parent Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Parent, in each case that have been issued by a Subsidiary of Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”), and there is no agreement or arrangement not yet fully performed that would result in the creation of any of the foregoing.
Section 4.06    Valid Issuance. All the Parent Capital Stock to be issued to the stockholders of the Company pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, shall be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by such stockholders) shall be free of restrictions on transfer.
Section 4.07    Ownership of Merger Sub and Second Merger Sub. All of the issued and outstanding securities of each of Merger Sub and Second Merger Sub are, and at the Effective Time shall be, owned directly or indirectly by Parent. Merger Sub and Second Merger Sub were formed solely for purposes of the Mergers and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, have not engaged prior to the date hereof in any business or other activities.
Section 4.08    Absence of Certain Changes or Events. Since December 31, 2023, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice, and there has not been or occurred:
(a)    in respect of Parent or any of its Subsidiaries, any (i) making, change, or revocation of any material election relating to Taxes inconsistent with past practices; (ii) adoption or change of any annual accounting period or any method of accounting for Tax purposes; (iii) agreement to any material audit assessment by any taxing authority; (iv) entry into any closing agreement related to Taxes, settlement of any material Tax claim or assessment, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or filing of any amended income or other material Tax Return; or (v) entry into any Tax sharing or similar agreement or arrangement (other than commercial Contracts a primary purpose of which is unrelated to Taxes); or
(b)    any Material Adverse Effect with respect to Parent or any of its Subsidiaries, individually or collectively.
Section 4.09    Intellectual Property.
(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Parent and its Subsidiaries own or possess the right to use the Intellectual Property Rights and Intellectual Property Assets (the “Parent IP”) necessary to conduct their respective businesses as currently conducted and as proposed to be conducted.
(b)    The material Parent IP owned by Parent or any of its Subsidiaries is owned solely and exclusively by Parent or its Subsidiary, free and clear of any Liens other than Permitted Liens. To the Knowledge of Parent, the Parent IP owned by Parent and the Parent Licensed IP, is valid, enforceable, subsisting and in full force and effect. None of the Parent IP owned by Parent, and none of the Parent Licensed IP, is or has been subject to any pending, concluded, or, to the Knowledge of Parent, threatened, Legal Action or other proceeding (including any interference, derivation, re-examination, opposition, cancellation reissue or other post-grant proceeding, but excluding customary office actions issued by an application examiner with the United States Patent and Trademark Office or its foreign equivalent in the ordinary course of business in connection with the prosecution of a pending application for a patent or a trademark registration) that challenges the validity, enforceability, use, right to use, scope, duration, effectiveness or ownership of any item of such Parent IP.
(c)    Parent and its Subsidiaries have not received any opinion from their legal counsel concluding that any activities of their respective businesses infringe, misappropriate, or otherwise violate valid and enforceable Intellectual Property Rights of any other person, and have not received written notice of any challenge by any other person to the rights of Parent and its Subsidiaries with respect to any Intellectual Property Rights or Intellectual Property Assets owned or used by Parent or its Subsidiaries. The operation of Parent’s and its Subsidiaries’ respective businesses do not infringe, misappropriate, or otherwise violate any valid and enforceable Intellectual Property Rights of any other person.
(d)    Each Parent License is valid, binding upon, and enforceable by or against the parties thereto in accordance with its terms. To the Knowledge of Parent, (i) Parent is not in breach nor has received any written asserted or threatened claim of breach of, any Parent License, and (ii) there is no breach or anticipated breach by any other person of any such license.
(e)    Parent has taken reasonable steps to protect, maintain and safeguard its Intellectual Property Rights, including the execution of appropriate nondisclosure and confidentiality agreements.

(f)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent, to the knowledge of Parent, (i) Parent has at all times complied with all applicable laws relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Parent in the conduct of Parent’s business, (ii) Parent’s and each of its Subsidiaries’ collection, storage, use and dissemination of personally identifiable information and any other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has, at all times complied with all applicable Law, privacy policies and terms of use and other contractual obligations relating to privacy, data protection or data security, (iii)no breach, security incident, or violation of any data security policy in relation to personally identifiable information or other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has occurred, or is or was threatened, and there has been no unauthorized or illegal processing of such data and (iv) Parent and each of its Subsidiaries maintain commercially reasonable security procedures to protect against loss, misuse, unauthorized access, disclosure, and destruction of personally identifiable information and other data pertaining to consumers, patients, employees or other persons. Neither Parent nor any of its Subsidiaries has received written, or to the Knowledge of Parent, any non-written, notice of any claims (including any investigation or notice from any Governmental Entity) that have been asserted or threatened against Parent or any of its Subsidiaries alleging, any violation of any Person’s privacy or personally identifiable information or data rights or non-compliance with applicable Laws, privacy policies or terms of use or other contractual obligations relating to privacy, data protection or data security.
Section 4.10    Compliance with Laws; Permits.
(a)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to the Parent SEC Reports. As of the date of this Agreement, Parent has not received any written or, to the Knowledge of Parent, oral notice from the SEC that any of the Parent SEC Reports is the subject of any ongoing investigation. To the Knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other government inquiries or investigations or material internal investigations pending or threatened, in each case regarding any accounting practices of Parent. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.
(b)    The audited and unaudited consolidated financial statements (including, as applicable, the related notes thereto) of Parent included (or incorporated by reference) in the Parent SEC Reports (i) have been prepared from, are in accordance with, and accurately reflect the books and records of Parent and its Subsidiaries as of their respective dates in all material respects, (ii) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal course year-end audit adjustments) and (iv) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.
(c)    To the Knowledge of Parent, neither Parent nor Parent’s auditor have identified or been made aware of (i) any existing “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) not otherwise remedied in the design or operation of the internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Parent has designed and maintains disclosure controls and procedures (as defined in Rule 13a-15 of the Exchange Act) sufficient to provide reasonable assurance that information required to be disclosed by Parent in the Parent SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.
(d)    Parent and each of its Subsidiaries are and, since January 1, 2021, have been in compliance in all material respects with, all Laws or Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound. No Governmental Entity has issued any written notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law.
(e)    Parent and its Subsidiaries hold all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on Parent. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Parent and each of its Subsidiaries is and has at all times been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on Parent.
Section 4.11    Brokers. Except for Stifel Financial Corp. and Oppenheimer & Co. Inc., none of Parent, Merger Sub, Second Merger Sub or any of their respective Affiliates has incurred, nor shall it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection with the Merger.
Section 4.12    Tax Matters.
(a)    Tax Returns and Payment of Taxes. The Parent and each of its Subsidiaries have duly filed or caused to be filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither the Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, or where payment is not yet due, the Parent has made an adequate provision for such Taxes (in accordance with GAAP). However, regardless of what may be reported on any such Tax Returns, the Parent and each of its Subsidiaries make no representation regarding (i) any carryovers of net operating losses, Tax credits, or charitable contribution or other Tax benefits items that are available to it or have been reported by any such entity for any federal, state, or other Tax purposes, or (ii) any limitation on use of any net operating losses, Tax credits, or charitable contribution or other tax benefit carryovers that might apply either as of or after the Closing Date under Sections 382 or 383 of the Code or any other applicable limitations under any Tax Laws.
(b)    Liens. There are no Liens other than Permitted Liens for material Taxes upon the assets of the Parent or any of its Subsidiaries.
(c)    Tax Deficiencies and Audits. No deficiency for any amount of Taxes that has been proposed, asserted, or assessed in writing by any taxing authority against the Parent or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Parent or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Parent or any of its Subsidiaries.
(d)    Consolidated Groups, Transferee Liability, and Tax Agreements. Neither the Parent nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis other than one in which the Parent is the common parent; (ii) has any material liability for Taxes of any Person (other than the Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements a primary purpose of which agreements does not relate to Taxes).
(e)    Post-Closing Tax Items. The Parent and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the day of the Effective Time as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the day of the Effective Time; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; (v) prepaid amount received on or before the day of the Effective Time; or (vi) election under Section 108(i) of the Code.
(f)    Section 355. Neither the Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution that was purported or intended to be described in Section 355 of the Code.

(g)    Other Matters. As of the day of the Effective Time, the Parent will not own any equity interest (i) in any entity, plan or arrangement that is treated for federal or any applicable state or local income Tax purposes as a partnership, (ii) in any “controlled foreign corporation” within the meaning of Section 957 of the Code, or (iii) in any “passive foreign investment corporation” within the meaning of Section 1297 of the Code.
(h)    Reorganization. Neither Parent, Merger Sub nor Second Merger Sub has taken any action nor does either know of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(i)    Real Property Holding Corporation. The Parent is not, nor has it been, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1) of the Code.
(j)    Neither Parent, Merger Sub, nor Second Merger Sub have taken any action, or have any knowledge of any fact or circumstance outside of the provisions, terms and actions permitted or set forth in this Agreement, that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a)(1) of the Code.
Section 4.13    Employee Matters.
(a)    No Noncompliance. No “prohibited transaction” (as defined in Section 406 of ERISA, or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA and regulatory guidance thereunder) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA (other than events with respect to which the thirty (30)-day notice requirement under Section 4043 of ERISA has been waived) has occurred or could reasonably be expected to occur with respect to any Parent Employee Plan for the benefit of any current or former employee, independent contractor, consultant, or director of the Parent or any of its Subsidiaries (each, a “Parent Employee”). Each Parent Employee Plan is in compliance in all material respects with applicable law, including ERISA and the Code. The Parent and its Subsidiaries have not incurred and could not reasonably be expected to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any pension plan (as defined in Section 3(2) of ERISA). Each pension plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and to the Parent’s Knowledge, nothing has occurred, whether by action or by failure to act, that could, singularly or in the aggregate, cause the loss of such qualification.
(b)    Documents. Section 4.13(b) of the Parent Disclosure Letter sets forth a true, complete and correct list of every material Parent Employee Plan. Parent has made available to the Company correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Parent Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter (or if applicable, advisory or opinion letter) received from the IRS regarding the Tax-qualified status of each Parent Employee Plan; (iii) the most recent financial statements for each Parent Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent three plan years for each Parent Employee Plan; (v) the current summary plan description for each Parent Employee Plan; (vi) the most recent actuarial valuation reports and non-discrimination testing results for the three most recent plans years, related to any Parent Employee Plans; and (vii) all material non-routine correspondence to and from any Governmental Entity. No Parent Employee Plan is a plan, program, policy, practice, or Contract that is sponsored by a professional employer organization or co-employer organization (PEO) under which an employee of the Parent may be eligible to receive compensation or benefits in connection with the Parent’s engagement of a PEO.
(c)    Employee Plan Compliance.
(i)     Each Parent Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code.
(ii)    All the Parent Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Parent, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income Taxes under Sections

401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Parent, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code.
(iii)    As of the date hereof, the Parent and its Subsidiaries, where applicable, have timely made all contributions, and other payments required by and due under the terms of each Parent Employee Plan and applicable Law, and all benefits accrued under any unfunded Parent Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP.
(iv)    Except to the extent limited by applicable Law, each Parent Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder).
(v)    As of the date hereof, there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Parent, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Parent Employee Plan.
(vi)    As of the date hereof, there are no Legal Actions pending, or, to the Knowledge of the Parent, threatened with respect to any Parent Employee Plan (in each case, other than routine claims for benefits).
(vii)    Each Parent Employee Plan is in compliance in all material respects with the ACA and the rules and regulations promulgated thereunder, and no federal income Taxes or penalties have been imposed or are reasonably expected to be incurred or are due for noncompliance with ACA or for failure to provide minimum coverage to Parent Employees. Neither the Parent nor any of its Subsidiaries sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.
(d)    Plan Liabilities. Neither the Parent nor any Parent ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Parent Employee Plan. Except as set forth in Section 4.13(d) of the Parent Disclosure Letter, none of the Parent Employee Plans provide health care or life insurance benefits or coverage, or other retiree welfare benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or similar state law) and the Parent has never promised to provide such post-termination benefits. Neither the Parent nor any Parent ERISA Affiliates has announced its intention to modify or terminate any Parent Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Parent Employee Plan.
(e)    Certain Parent Employee Plans. With respect to each Parent Employee Plan:
(i)    no such plan is a pension plan (within the meaning of Section 3(2) of ERISA), a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, or a “multiple employer plan” within the meaning of Section 413(c) of the Code, and neither the Parent nor any of its Parent ERISA Affiliates has now or at any time contributed to, sponsored, maintained, or had any liability or obligation in respect of any such plans;
(ii)    no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such Parent Employee Plan or to appoint a trustee for any such Parent Employee Plan;
(iii)    no Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code; and
(iv)    no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Parent Employee Plan.
(f)    Potential Governmental Liability. No Parent Employee Plan has been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(g)    Section 409A Compliance. Each Parent Employee Plan that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated, in all material respects, in documentary and operational compliance with Section 409A of the Code and all applicable regulatory and administrative guidance (including, without limitation, proposed Treasury Regulations, notices, rulings, and final regulations). Parent has not entered into any agreement or arrangement to, and does not otherwise have any obligation to, indemnify or hold harmless any Person for any liability that results from the failure to comply with the requirements of Section 409A of the Code.
(h)    Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement shall (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Parent or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Parent to merge, amend, or terminate any Parent Employee Plan; (iv) increase the amount payable or result in any other material obligation pursuant to any Parent Employee Plan; or (v) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
Section 4.14    Environmental Matters.
(a)    Neither Parent nor any of its Subsidiaries is in material violation of any federal, state, local or foreign law or regulation relating to Materials of Environmental Concern, or otherwise relating to Environmental Laws, which violation includes, but is not limited to, material noncompliance with any permits or other governmental authorizations required for the operation of the business of Parent or its Subsidiaries under applicable Environmental Laws, or material noncompliance with the terms and conditions thereof, nor has Parent or any of its Subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries is in violation of any Environmental Law. There are no Environmental Claims now or in the past, pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any person or entity, whose liability for any Environmental Claim, Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law. To the Knowledge of Parent, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against Parent or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.
Section 4.15    Reportable Contracts. Except as disclosed in the Parent SEC Reports, Section 4.15 of the Parent Disclosure Letter sets forth a list of contracts that would be included in Item 15 of the Parent’s Annual Report on Form 10-K for the year ended December 31, 2023 if such Annual Report were filed on the date of this Agreement (not including form agreements, the “Reportable Contracts”).  The Reportable Contracts are legal, valid, and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms, and are in full force and effect. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any such Reportable Contract in such manner as would permit any other party to cancel or terminate any such Reportable Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or its business. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party is in breach, or has received written notice of breach, of any such Reportable Contract. Notwithstanding any other provision herein, other than the Reportable Contracts and any Contracts in connection with the PIPE Financing, Parent nor any of its Subsidiaries is a party to or has its respective assets bound by:
(i)    any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) (A) with any current executive officer of the Company, (B) with any current member of the Company Board, or (C) providing for an annual base salary or payment in excess of $100,000, or (D) involving any severance, change-of-control, retention or similar payments or benefits;
(ii)    any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent, or any of its Subsidiaries) (A) to engage in any line of business, or (B) compete with any Person or operate in any geographical location;

(iii)    any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person;
(iv)    any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;
(v)    any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or upon consummation of the Mergers shall obligate Parent, the Surviving Company, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;
(vi)    any partnership, joint venture, limited liability company agreement, or similar Contract that is material to the Company and its Subsidiaries taken as a whole;
(vii)    any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;
(viii)    any employee collective bargaining agreement or other Contract with any labor union;
(ix)    any Contract or commitment that obligates the Company or any of its Subsidiaries to develop or continue the research and development any product or product candidate; or
(x)    any Contract that involves the license, sublicense, consent to use, settlement, coexistence, covenant not to sue, waiver, release, permission or other right granted (including any right to receive or obligation to pay royalties or any other consideration) with respect to any Intellectual Property Rights or Intellectual Property Assets;
Section 4.16    Insurance. All insurance policies of Parent and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as Parent reasonably has determined to be prudent, taking into account the industries in which Parent and its Subsidiaries operate. Neither Parent nor any of its Subsidiaries is in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Since January 1, 2021, no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.
Section 4.17    Related Person Transactions. There are no outstanding amounts payable to or receivable from, or advances by Parent or any of its Subsidiaries to, and neither Parent nor any of its Subsidiaries are otherwise a creditor or debtor to, or party to any Contract or transaction with, any Related Party, except (a) to the extent provided for by the terms and conditions of Parent Employee Plan and (b) as disclosed in Section 4.15 of the Parent Disclosure Letter.
Section 4.18    Regulatory Matters.
(a)    Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, agent, employee, or affiliate of Parent or any of its Subsidiaries is currently subject to any U.S. sanctions administered by OFAC; and the Company shall not directly or indirectly use proceeds contemplated herein, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
(b)    Neither Parent, nor to the Knowledge of Parent any of its employees, officer, directors, or any agent or representative acting on behalf of Parent is currently or has been: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable sanctions Laws; or (iii) otherwise in violation of Trade Control Laws in any material respect.

(c)    (i) Parent has not received from any Governmental Entity any written notice or inquiry, (ii) made any voluntary or involuntary disclosure to a Governmental Entity, or (iii) conducted any internal investigation or audit, in each case of clauses (i)-(iii), concerning any alleged violation of Trade Control Laws.
(d)     (i) Neither Parent nor any of its officers, directors, employees or any of its agents or third party representatives acting on behalf of the Company, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or thing of value to or from any Person or Governmental Entity in the United States or elsewhere in violation of the FCPA, the Anti-Kickback Act or any other Laws that prohibit bribery, money laundering, corruption, fraud or other improper payments; and (ii) there is no charge, proceeding or investigation by any Governmental Entity with respect to a violation of the FCPA, the Anti-Kickback Act or any other Laws that prohibit bribery, money laundering, corruption, fraud or other improper payments that is now pending or, to the Knowledge of Parent, threatened with respect to Parent.
(e)    Each of the current product candidates of the Parent is being, and at all times has been, developed, tested, manufactured, marketed, sold, labeled and stored, as applicable, in compliance in all material respects with the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and applicable regulations enforced by the FDA and any other applicable Regulatory Authorities outside the United States, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable.
(f)    The clinical trials conducted by or on behalf of Parent were, and if still pending, are, being conducted in all material respects in accordance with all applicable clinical protocols, informed consents and applicable requirements of the FDA and any other applicable Regulatory Authority outside the United States, including the applicable requirements of good clinical practice. Parent has not received any written notices or other written correspondence from the FDA or any other Regulatory Authority with respect to any ongoing clinical or preclinical studies or tests requiring the termination, suspension or material modification of such studies or tests.
(g)    Parent has filed with the applicable Regulatory Authorities all material required filings, declarations, registrations, reports or submissions necessary for the operation of the business of Parent as presently conducted. All such filings, declarations, registrations, reports or submissions were in material compliance with applicable Laws when filed (or were corrected or supplemented by a subsequent submission), and no material deficiencies have been asserted by any applicable Regulatory Authority with respect to any such filings, declarations, registrations, reports or submissions.
(h)    Parent is not subject to any investigation that is pending and of which Parent has been notified in writing or, to the Knowledge of Parent, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute or the Federal False Claims Act or (iii) any Governmental Entity outside of the U.S. pursuant to any equivalent statute of such jurisdiction.
(i)    Parent has not (i) made an untrue statement of a material fact to the FDA or any other applicable Regulatory Authority or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other applicable Regulatory Authority. None of Parent or, to the Knowledge of Parent, any of its officers, employees, agents or contractors, has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. § 335a or any similar Law or (b) exclusion under 42 U.S.C. § 1320a-7 or any similar Law.
Section 4.19    Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, Parent, Merger Sub and Second Merger Sub each acknowledge and agree that none of the Company or any other Person has made or is making, and Parent, Merger Sub and Second Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE III.
Section 4.20    No Other Representations or Warranties. Except for the representations and warranties set forth in this ARTICLE IV, neither Parent nor any other Person has made or is making any express or implied representation or warranty, either written or oral, with respect to Parent or its Subsidiaries or with respect to any other information provided to the Company or its Subsidiaries in connection with the Mergers or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither Parent nor any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of Parent, including any information made available in the electronic data room maintained by

Parent for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or its Representatives, any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act, or in any other form in connection with the transactions contemplated by this Agreement. Neither Parent or any other Person shall have or be subject to any liability or other obligation to the Company, its Subsidiaries, or any other Person resulting from the distribution to the Company or its Subsidiaries (including their respective Representatives), or Parent’s, Merger Sub’s or Second Merger Sub’s (or such Representatives’) use of, any such information.
ARTICLE V
COVENANTS
Section 5.01    Conduct of Business of the Company. During the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):
(a)    amend or propose to amend its Charter Documents;
(b)    (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries);
(c)    issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities;
(d)    except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, (ii) promote any officers or employees, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law or the terms of such Company Employee Plans as in effect on the date hereof;
(e)    acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;
(f)    (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;
(g)    repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing;
(h)    except as set forth in Section 5.01(h) of the Company Disclosure Letter, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Company Lease or any other Contract or Company Lease that, if in effect as of the date hereof, would constitute a Company Material Contract or Company Lease;
(i)    institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any Legal Action brought against Parent, Merger Sub or Second Merger Sub arising out of a breach or alleged breach of this Agreement by Parent, Merger Sub or Second Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;
(j)    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
(k)    (i) settle or compromise any Tax claim, audit, or assessment regarding the Company or any of its Subsidiaries for an amount in excess of the amount reserved or accrued on the Company Balance Sheet, (ii) make, revoke or change any Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any Tax Returns or file claims for Tax refunds, (iv) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries; or (v) enter into any Tax sharing or similar agreement or arrangement (other than customary commercial Contracts the primary purpose of which is unrelated to Taxes) or take any similar action inconsistent with the Company’s or any Subsidiary’s prior course of action that would increase the liability for Taxes of the Company or any of its Subsidiaries for any period after the Closing;
(l)    enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, co-development arrangement, or alliance;
(m)    abandon, allow to lapse, sell, assign, transfer, grant any security interest in or otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;
(n)    incur any expenditures or enter into any commitment or transaction exceeding $25,000 individually or $50,000 in the aggregate (other than expenditures incurred in connection with the transactions contemplated by this Agreement or incurred in the ordinary course of business consistent with past practice);
(o)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or
(p)    agree or commit to do any of the foregoing.
Section 5.02    Access to Information; Confidentiality.
(a)    Upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law. No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein.
(b)    Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated October 25, 2023, between Parent and Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.
Section 5.03    No Solicitation.
(a)    Except as otherwise provided herein, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (such period is referred to as the “Pre-Closing Period”), the Company shall not, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition or similar transaction involving the purchase of the Company, all or substantially all of the Company’s assets, or the Company Securities or any license of the Company IP.
(b)    Except as otherwise provided herein, during the Pre-Closing Period, the Company will not, and will use its commercially reasonable efforts to not permit any of its directors, officers, employees, advisors, representatives or agents to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition or license of any amount of the assets of the Company (other than in the ordinary course of business consistent with past practices) or any capital stock of the Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing.
(c)    The Company shall, and shall use its reasonable best efforts to cause its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons or entities (other than Parent, Merger Sub and Second Merger Sub) conducted heretofore with respect to any Acquisition Transaction.
Section 5.04     Parent Stockholder Approval; Share Issuance.
(a)    Parent shall take all action necessary under applicable Law to duly call, give notice of, convene, and hold a meeting of the Parent stockholders (the “Parent Stockholders Meeting”) as promptly as practicable after Closing, and, in connection therewith, Parent shall prepare and file with the SEC a form of preliminary proxy statement, and after completion of relevant review periods and satisfaction of any comments from the SEC, mail a proxy statement to the holders of Parent Common Stock in advance of the Parent Stockholders Meeting to seek approval of (i) the issuance of the shares of Parent Common Stock to be issued upon conversion of the Parent Preferred Stock (the “Parent Stockholder Proposal”, and the approval of such Parent Stockholder Proposal, the “Parent Stockholder Approval”) and (ii) amending and restating the Parent Stock Plan to, among other things, increase the number of shares reserved for issuance under the Parent Stock Plan equal to 5% of the issued and outstanding shares of Parent immediately following the Effective Time (inclusive of any shares issued pursuant to the PIPE Financing and on an as-converted to Parent Common Stock basis), (the “Incentive Plan Proposal”). Notwithstanding anything else to the contrary herein, Parent may not postpone or adjourn the Parent Stockholders Meeting without the prior written consent of the Securityholders’ Representative, except Parent may postpone or adjourn such meeting without such consent (i) for the absence of a quorum, or (ii) to allow additional solicitation of votes in order to obtain the requisite approval of the Parent stockholders.
(b)    Parent shall use its reasonable best efforts to (i)  file with the SEC a form of preliminary proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) as soon as practicable after the Closing, and (ii) hold the Parent Stockholders Meeting (subject to adjournments as provided in (a) above or (c) below) within forty-five (45) calendar days after the date that the proxy statement has been reviewed and cleared by the SEC (or following the ten (10) day period in Rule 14a-6(a) under the Exchange Act, if the SEC staff does not review the proxy statement).

(c)    If the approval of the Parent Stockholder Proposal is not obtained at the Parent Stockholders Meeting, then Parent will use its commercially reasonable efforts to adjourn the Parent Stockholders Meeting one or more times to a date or dates no more than thirty (30) days after the scheduled date for such meeting, and to obtain such approvals at such time. If the Parent Stockholders Meeting is not so adjourned, or if the approval of the Parent Stockholder Proposal is not then obtained, Parent will use its commercially reasonable efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Parent or, if such annual meeting is not scheduled to be held within six (6) months after the Parent Stockholders Meeting, a special meeting of the stockholders of Parent to be held within six (6) months after the Parent Stockholder Meeting. Parent will hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Parent to approve the Parent Stockholder Proposal will be solicited and taken, at least once every six (6) months until Parent obtains approval of the Parent Stockholder Proposal.
(d)    After the Parent Stockholders Meeting, assuming requisite approval of Parent Stockholder Proposal has been obtained, Parent will cause Parent Common Stock to be issued upon automatic conversion of the Parent Preferred Stock pursuant to the terms thereof.
Section 5.05    Proxy Statement.
(a)    Parent agrees that: (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Proposal and the Incentive Plan Proposal and shall use its reasonable best efforts to solicit and obtain such approval within the time frames set forth in Section 5.04, and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Proposal and the Incentive Plan Proposal. The Company and Parent acknowledge that, under the Nasdaq Stock Market Rules, the holders of the Per Share Parent Stock Consideration will not be entitled to vote on the Parent Stockholder Proposal.
(b)    Parent shall use its commercially reasonable efforts to (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement.
(c)    Parent covenants and agrees that the Proxy Statement (and the letters to shareholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d)    Parent shall use commercially reasonable efforts to cause the Proxy Statement to be delivered to Parent’s shareholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Parent, Merger Sub, Second Merger Sub or the Surviving Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in Parent filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.
Section 5.06    Notices of Certain Events; Stockholder Litigation; No Effect on Disclosure Letter.
(a)    The Company shall notify Parent, Merger Sub and Second Merger Sub, and Parent, Merger Sub and Second Merger Sub shall notify the Company, promptly of: (i) any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a) or, Section 6.02(b) or of this

Agreement (in the case of the Company and its Subsidiaries) or Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Parent, Merger Sub and Second Merger Sub), to be satisfied.
(b)    Each of the Company and Parent shall promptly advise the other party in writing after becoming aware of any Legal Action commenced after the date hereof against itself or any of its directors by any of its stockholders (on their own behalf or on behalf of Parent or the Company, as applicable) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep the other party reasonably informed regarding any such Legal Action. Each of the Company and Parent shall give the other party the opportunity to consult with it regarding the defense or settlement of any such stockholder litigation and shall consider the other party’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed, or conditioned).
Section 5.07    In no event shall the delivery of any notice by a party pursuant to this Section 5.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
Section 5.08    Employees. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees shall participate effective as of the Effective Time, Parent, to the extent permitted by the respective Parent Benefit Plan, shall, or shall cause the Surviving Company to, (i) waive any actively-at-work requirements, eligibility waiting periods and any other time-based restriction that would prevent immediate or full participation under any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time, and (ii) to credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that (x) such crediting would result in a duplication of benefits or (y) such service was not credited under the corresponding Company Employee Plan.
Section 5.09    Directors’ and Officers’ Indemnification and Insurance.
(a)    From the Effective Time through the sixth anniversary thereof, each of Parent and the Surviving Company shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of Parent or of the Company, or any Subsidiary thereof, asserted or claimed prior to the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
(b)    All rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Indemnified Party as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.09 of the Company Disclosure Letter, shall be assumed by the Surviving Company in the Mergers, without further action, at the Effective Time and shall survive the Mergers and shall remain in full force and effect in accordance with their terms. The provisions in the certificate of formation and limited liability company agreement of the Surviving Company with respect to indemnification, advancement of expenses and exculpation of its present and former directors and officers as set forth in Exhibit C attached hereto shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.09 applies without the consent of such affected Indemnified Party.

(c)    At the Closing, the Company shall (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “Tail Policy”); provided, however, that in no event shall the Company be required to expend an annual premium for such coverage in excess of three hundred percent (300%) of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.09(c) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Company shall obtain, and Parent shall cause the Surviving Company to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.
(d)    The obligations of Parent, Merger Sub, Second Merger Sub, and the Surviving Company under this Section 5.09 shall survive the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.09 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.09 applies shall be third party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).
(e)    The provisions of this Section 5.09 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
(f)    In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.09.
Section 5.10    Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.10), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary material consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Mergers and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent, Merger Sub or Second Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under any applicable Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).
(b)    In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Mergers or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent, Merger Sub and Second Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.
Section 5.11    Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter and until the Closing Date, each of the Company, Parent, Merger Sub and Second Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable rules or regulations of NASDAQ, applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Following the Closing and prior to approval of the Parent Stockholder Proposal, any press release or public announcement shall be mutually agreed to by Parent and the Securityholders’ Representative.
Section 5.12    NASDAQ Listing. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the Parent Common Stock to be issued in connection with the Mergers (including the Parent Common Stock to be issued in connection with the Parent Stockholder Proposal) to be approved for listing on NASDAQ, subject to official notice of issuance (the “Nasdaq Listing Application”), and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each of Parent and the Company will promptly inform the other party of all material verbal or written communications between Nasdaq and such party or its Representatives.
Section 5.13    PIPE Financing. Prior to the Closing Date, Parent and the Company shall work together in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable to raise at least $25,000,000.00 (the “PIPE Financing Amount”) in the form of a private investment in a public entity (the “PIPE Financing”).
Section 5.14    Company Stockholder Approval. As promptly as practicable but in no event later than the Consent Deadline, the Company shall (a) solicit and use its reasonable best efforts to obtain the Requisite Company Vote and (b) provide Parent the applicable written consents.
Section 5.15    Parent Board.
(a)    Parent will use its reasonable best efforts and take all necessary action to appoint the one (1) individual designated by the Company and set forth on Schedule 5.15 of the Company Disclosure Letter (the “Company Designee”) to serve on the board of directors of Parent effective as of the Effective Time until his or her successor is duly appointed and qualified.
(b)    Promptly following the Closing, Parent shall work together in good faith with the investors in the PIPE Financing to agree on and appoint one (1) individual designated by such investors to serve on the board of directors of Parent until his or her successor is duly appointed and qualified.
Section 5.16    Parent Equity Plans. Prior to the Effective Time, the Parent will use commercially reasonable efforts to cause the board of directors of the Parent to approve the Incentive Plan Proposal, subject to the Closing and effective as of the Effective Time, and will include provisions in the Proxy Statement or other proxy statement for the stockholders of the Parent to approve the Incentive Plan Proposal. Subject to and promptly following approval of the Incentive Plan Proposal by the stockholders of the Parent, the Parent shall file with the SEC a registration statement on Form S-8 (or any successor form), if available for use by the Parent, relating to the additional shares of Parent common stock issuable with respect to the Incentive Plan Proposal.
Section 5.17    Lock-up. Without Parent’s prior written consent, none of the Securityholders may Transfer any Lock-up Shares until the end of the Lock-up Period.
ARTICLE VI
CONDITIONS

Section 6.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Mergers is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:
(a)    Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.
(b)    No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Mergers or the other transactions contemplated by this Agreement.
(c)    Preferred Stock Designation. Parent shall have filed with the SEC the Certificate of Designation.
(d)    PIPE Financing. Parent shall have received Subscription Agreements evidencing the obligations to fund at least the PIPE Financing Amount.
Section 6.02    Conditions to Obligations of Parent, Merger Sub and Second Merger Sub. The obligations of Parent, Merger Sub and Second Merger Sub to effect the Mergers are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent, Merger Sub and Second Merger Sub on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01, Section 3.02(a), Section 3.02(b), Section 3.02(d), Section 3.03(a), and Section 3.10) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect with respect to the Company,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; (ii) the representations and warranties of the Company contained in Section 3.02(a), Section 3.02(b) and Section 3.02(d) shall be true and correct (other than immaterial and de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date); and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), and Section 3.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).
(b)    Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.
(c)    Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Material Adverse Effect with respect to the Company.
(d)    Officers Certificate. Parent shall have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Section 6.02(a) and Section 6.02(b) hereof.
(e)    Resignations. Each officer and director of the Company and each Subsidiary shall resign, effective as of the Effective Time, from each of his or her positions as an officer or director of the Company or any Subsidiary.
(f)    Consulting Agreements. Each of Patrick Crutcher, Justin DiMartino and Tatyana Touzova shall have entered into consulting agreements with the Surviving Company.
(g)    Company Stockholder Approval. Parent shall have received evidence that this Agreement has been adopted by all of the holders of the Company Capital Stock, on an as converted to Company Common Stock basis, no later than the Consent Deadline. Such unanimous written consent must include a release of claims against the Company, Parent and their respective Affiliates, officers, and directors, and specifically include that Parent is a third party beneficiary of such release, entitled to enforce such release in applicable courts of law or equity.
(h)    FIRPTA Certificate. Parent shall have received from the Company a properly executed certification in accordance with U.S. Treasury Regulations Sections 1.897-2(h)(1) and 1.1445-2(c), dated not more than thirty (30) days prior to the Closing Date, to the effect that the equity of the Company does not constitute “United States real property interests” under Section 897(c) of the Code along with evidence that the Company has complied with any notice requirement pursuant to U.S. Treasury Regulations Section 1.897-2(h)(2).
(i)    Warrant Cancellation Agreements. Parent shall have received copies of the Warrant Cancellation Agreements, duly executed by each of the holders of Company Warrants.
(j)    Payment Schedule. Parent shall have received a spreadsheet (the “Payment Schedule”), setting forth (i) the name and email address for each Securityholder, (ii) the wire transfer instructions for each Securityholder, (iii) the number of shares of the Company Common Stock, the number of shares of the Company Preferred Stock, and the number of shares of Company Common Stock underlying each Company Warrant, in each case held by each Securityholder immediately prior to the Closing, (iv) the Ownership Percentage for each Securityholder, and (v) the allocation of the First Milestone Consideration, the Second Milestone Consideration, and the Third Milestone Consideration, in each case among each Securityholder; provided that, Parent shall be entitled to rely on the Payment Schedule, including any update thereto provided to Parent following the Closing, in making payments in cash or stock under this Agreement, and Parent shall (x) not be responsible for the calculations, allocations or the determinations regarding such calculations or allocations in such Payment Schedule (including any update thereto following the Closing) and (y) have no obligation to confirm or otherwise verify such calculations or allocations.
Section 6.03    Conditions to Obligation of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of Parent, Merger Sub and Second Merger Sub (other than in Section 4.01, Section 4.02(a), Section 4.05(b), Section 4.05(c) and Section 4.11) set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent’s, Merger Sub’s and Second Merger Sub’s ability to consummate the transactions contemplated by this Agreement; (ii) the representations and warranties of Parent contained in and Section 4.05(b) and Section 4.05(c) shall be true and correct (other than immaterial and de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date); and (iii) the representations and warranties of Parent, Merger Sub and Second Merger Sub contained in Section 4.01, Section 4.02(a), and Section 4.11 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).
(b)    Performance of Covenants. Parent, Merger Sub and Second Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.
(c)    Officers Certificate. The Company shall have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).
(d)    Company Designees. The Company Designees shall have been appointed to the board of directors of Parent, effective as of and contingent upon the Effective Time.

(e)    NASDAQ Listing. The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to Article II and the shares of Parent Common Stock issuable to the stockholders of the Company in connection with the conversion of the Parent Preferred Stock issuable to the stockholders of the Company pursuant Article II shall have been approved for listing on NASDAQ, subject to official notice of issuance.
(f)    Parent Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Material Adverse Effect with respect to Parent.
Section 6.04    Frustration of Closing Condition. None of Parent, Merger Sub, Second Merger Sub or the Company may rely on the failure of any condition in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.
ARTICLE VII
TERMINATION, AMENDMENT, AND WAIVER
Section 7.01    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent, Merger Sub, Second Merger Sub, and the Company.
Section 7.02    Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote):
(a)    if the Mergers have not been consummated on or before June 30, 2024 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Mergers to be consummated on or before the End Date;
(b)    if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Mergers or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or
(c)    at Parent’s option, upon failure by the Company to obtain the Requisite Company Vote by the Consent Deadline.
Section 7.03    Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:
(a)    if the Company intentionally and materially breaches or fails to perform any of its obligations set forth in Section 5.03; or
(b)    if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Mergers set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least thirty (30) days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.03(b); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent, Merger Sub or Second Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.
Section 7.04    Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:
(a)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub or Second Merger Sub set forth in this Agreement such that the conditions to the Closing of the Mergers set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that the Company shall have given Parent at least thirty (30) days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04(a); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(a) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.
Section 7.05    Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.02(b), this Section 7.05, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.
Section 7.06    Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that, following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self regulatory organization would require further approval by the holders of Company Common Stock without such approval.
Section 7.07    Extension; Waiver. At any time prior to the Effective Time, Parent, Merger Sub or Second Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE VIII
MISCELLANEOUS
Section 8.01    Definitions. For purposes of this Agreement, the following terms shall have the following meanings when used herein with initial capital letters:
“Acquisition Transaction” has the meaning set forth in Section 5.03.
“Adjusted Per Share Value” means and amount equal to (a) $15,000,000, divided by (b) the Fully Diluted Closing Shares, rounded to the fourth decimal place.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Anti-Kickback Act” has the meaning set forth in Section 3.17(a).
“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in the city of New York, New York, are authorized or required by Law or other governmental action to close.
“Cancelled Shares” has the meaning set forth in Section 2.01.
“Certificate” has the meaning set forth in Section 2.01(e).
“Certificate of Merger” has the meaning set forth in Section 1.04.
“Change of Control” means (i) any merger, reorganization, consolidation or combination in which the subject entity is not the surviving corporation, or (ii) any “person” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), excluding the subject entity and its Affiliates, is or becomes the beneficial owner, directly or indirectly, of securities of the subject entity representing 50% or more of either (a) the then-outstanding shares of common stock of the subject entity or its parent corporation, or (b) the combined voting power of the subject entity’s then outstanding voting securities; or (iii) approval by the shareholders of the subject entity of a complete liquidation or the complete dissolution of the subject entity. Any shares of Parent Capital Stock issued pursuant to the PIPE Financing (including upon exercise of any warrants issued pursuant to the PIPE Financing), any conversion of any Parent Preferred Stock issued pursuant to this Agreement or the PIPE Financing into Parent Common Stock, or the issuance of any Parent Preferred Stock or Parent Common Stock in respect of any warrants issued in the PIPE Financing does not constitute a Change of Control of Parent.
“Charter Documents” means with respect to any entity, the articles or certificate of incorporation (including any certificate of designations) and bylaws, certificate of formation and limited liability company agreement, or similar organizational documents of such entity, each as amended to date.
“Closing” has the meaning set forth in Section 1.03.
“Closing Date” has the meaning set forth in Section 1.03.
“Closing Parent Share Value” means the greater of (i) the price per share of Parent Common Stock based on the volume weighted average price per share for the ten (10) trading days ending two (2) trading days prior to the execution of this Agreement, and (ii) the price per share of Parent Common Stock based on dividing $5,000,000.00 by the number of shares of Parent Common Stock outstanding at the close of business on the date that is two (2) trading days prior to the execution of this Agreement.
“Code” has the meaning set forth in the Recitals.
“Commercially Reasonable Efforts” means, with respect to the achievement of the Second Milestone or the Third Milestone, that level of efforts and resources as of the date such efforts are applied commonly dedicated in the biotechnology or pharmaceutical industry by a similarly situated company and consistent with the exercise of prudent scientific and business judgment, to the development of a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, longevity, the then-current competitive environment for such product and the likely timing of such Product’s entry into the market, the regulatory environment and status of such Product, and other relevant scientific, technical and commercial factors, the likelihood of regulatory approval given the regulatory structure involved, and whether the product is subject to a clinical or regulatory hold, recall, or market withdrawal and the profitability and commercial potential of the product. Each of the Company and the Securityholders’ Representative acknowledge that discontinuation of research, development or commercialization activities with respect to the Product may constitute “Commercially Reasonable Effort.”
“Common Stock Limit” means the number of shares of Parent Common Stock that represents 19.9% of the shares of Parent Common Stock outstanding as of immediately prior to the Effective Time.
“Company” has the meaning set forth in the Preamble.
“Company Balance Sheet” has the meaning set forth in Section 3.04(a).
“Company Board” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” has the meaning set forth in the Recitals.
“Company Continuing Employees” means the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time.
“Company Designees” has the meaning set forth in Section 5.15.
“Company Disclosure Letter” has the meaning set forth in the introductory language in ARTICLE III.
“Company Employee” has the meaning set forth in Section 3.11(a).
“Company Employee Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, employee stock ownership, phantom stock, stock appreciation right, restricted stock unit, share purchase, severance pay, vacation, bonus, retention, change in control, or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, death benefit or accident insurance plans, flexible spending account, cafeteria plan (Section 125 of the Code), dependent care (Section 129 of the Code), vacation, holiday, disability, employee relocation, group legal, or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice or arrangement providing compensation or other benefits of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (including on account of any Company ERISA Affiliate).
“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Company IP” has the meaning set forth in Section 3.07.
“Company Leases” has the meaning set forth in Section 3.12(a).
“Company License” has the meaning set forth in Section 3.07(a).
“Company Licensed IP” means Company IP that is licensed to the Company or any of its Subsidiaries, excluding (a) off-the-shelf software and software that is generally available for license on a mass market commercial basis pursuant to a standard form agreement that is not subject to negotiation for annual fees that do not exceed $20,000, and (b) other software that is not material to the conduct of the business of the Company or any of its Subsidiaries and can be readily replaced for $50,000 or less with software that provides substantially the same features, functionalities and overall performance.
“Company Restricted Stock” means a share of Company Common Stock subject to a risk of forfeiture or repurchase by the Company, whether or not granted under an equity incentive plan.
“Company Material Contract” has the meaning set forth in Section 3.14(a).
“Company Securities” has the meaning set forth in Section 3.02(d).
“Company Stock Plan” means the Company Stock Incentive Plan, as amended and/or restated to date.
“Company Subsidiary Securities” has the meaning set forth in Section 3.02(f).
“Company Voting Debt” has the meaning set forth in Section 3.02(e).
“Company Warrant” means any warrant to purchase Company Common Stock outstanding as of immediately prior to the Effective Time.
“Confidentiality Agreement” has the meaning set forth in Section 5.02(b).

“Consent” has the meaning set forth in Section 3.03(c).
“Consent Deadline” means twenty-four (24) hours after the execution and delivery of this Agreement by the Company.
“Contingent Consideration” means collectively, the First Milestone Consideration, the Second Milestone Consideration, and the Third Milestone Consideration.
“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.
“Conversion Ratio” means an amount equal to 1,000, representing the number of shares of Parent Common Stock into which each share of Parent Preferred Stock is convertible.
“DGCL” has the meaning set forth in the Recitals.
“Dissenting Shares” has the meaning set forth in Section 2.03(a).
“Divestiture” (and other correlative terms) means any transaction in which the Product and the associated intellectual property assets related to any Product are divested or transferred by way of merger, consolidation, asset acquisition or sale, exercised option, purchase, sale, assignment or other similar transfer.
“DLLC” has the meaning set forth in the Recitals.
“Effective Time” has the meaning set forth in Section 1.04.
“End Date” has the meaning set forth in Section 7.02(a).
“Environmental Claims” has the meaning set forth in Section 3.13.
“Environmental Laws” has the meaning set forth in Section 3.13.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Exchange Act” has the meaning set forth in Section 4.02(c).
“Exchange Agent” has the meaning set forth in Section 2.02.
“Exchange Ratio” means the quotient of the Adjusted Per Share Value divided by the Closing Parent Share Value.
“FCPA” has the meaning set forth in Section 3.17(a).
“FDA” means the U.S. Food and Drug Administration.
“First Merger” has the meaning in the Recitals.
“First Milestone Consideration” has the meaning in Section 2.08(a).
“First-Step Surviving Company” has the meaning set forth in Section 1.02.
“Fully Diluted Closing Shares” means the total number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, inclusive of (a) Company Common Stock issued or issuable upon conversion of any shares of Company Preferred Stock, convertible notes or warrants issued by the Company that are convertible as a result of the consummation of the Mergers and (b) Dissenting Shares and exclusive of Cancelled Shares.
“GAAP” has the meaning set forth in Section 3.04(a).
“Governmental Entity” has the meaning set forth in Section 3.03(c).
“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law, including without limitation any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde, foam insulation, and polychlorinated biphenyls.
“Immediate Family” means, with respect to any individual, such individual’s spouse or domestic partner, parents, grandparents, children, grandchildren, and siblings, including adoptive relationships and relationships through marriage, or any other relative of such individual that shares such individual’s home.
“Indemnified Party” has the meaning set forth in Section 5.09(a).
“Intellectual Property Rights” has the meaning set forth in Section 3.07(b).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means: (a) with respect to the Parent and its Subsidiaries, the actual knowledge of Garry Neil and Christopher Sullivan; and (b) with respect to the Company and its Subsidiaries, the actual knowledge of Patrick Crutcher, Justin DiMartino, and Tatyana Touzova; in each case of (a) and (b), after due inquiry to their direct reports.
“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.
“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.
“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).
“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.
“Lock-up Period” means, with respect to the Stock Consideration, the period of six (6) months after the Closing Date, and with respect to any Contingent Consideration that is paid in the form of stock pursuant to this Agreement, the period of six (6) months after the date of issuance of such Contingent Consideration.
“Lock-up Shares” means any shares of Parent Common Stock and any shares of Parent Preferred Stock issued to any Securityholder pursuant to this Agreement.
“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition, or change that has, or would be reasonably expected to have, individually or in the aggregate, (a) a material adverse effect on such Person’s ability to consummate the transactions contemplated by this Agreement, or (b) a material adverse effect on the business, results of operations, financial condition, or assets of such Person and its Subsidiaries, taken as a whole; provided, however, that for purposes of clause (b), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets, including effects on the economy or such markets resulting from any regulatory and political conditions or developments in general; (ii) the announcement or the pendency of the transactions contemplated by this Agreement; (iii) any change in the market price or trading volume of the securities of such Person (but the underlying cause of such change shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters, acts of God or other force majeure events, or epidemics, pandemics or disease outbreaks (or the worsening of the foregoing), or declaration of martial law, or quarantine or similar directives or policies or other action taken by a Governmental Entity in response thereto; (v) change in any Laws or regulations applicable to such Person or its Subsidiaries or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former stockholder of such Person arising out of or related to this Agreement or the transactions contemplated hereby; (vii) any failure of such Person or its Subsidiaries to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (but the underlying cause of such failure shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (viii) general conditions in the industry in which such Person and its Subsidiaries operate, including effects on such industries resulting from any regulatory and political conditions or developments in general; provided further, however, that any event, change, and effect referred to in clauses (i), (iv), (v) or (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants of similar size operating in the industries in which such Person and its Subsidiaries conduct their businesses.
“Materials of Environmental Concern” has the meaning set forth in Section 3.13.
“Maximum Premium” has the meaning set forth in Section 5.09(c).
“Mergers” has the meaning set forth in the Recitals.
“Merger Consideration” means the Stock Consideration and, to the extent if any, the Contingent Consideration.
“Merger Sub” has the meaning set forth in the Preamble.
“NASDAQ” means The NASDAQ Capital Market.
“Order” has the meaning set forth in Section 3.09.
“Ownership Percentage” means, with respect to each Securityholder, the quotient of (a) the aggregate number of shares of Fully Diluted Closing Shares held by such Securityholder immediately before the Closing, divided by (b) the Fully Diluted Closing Shares.
“Parent” has the meaning set forth in the Preamble.
“Parent Benefit Plans” has the meaning set forth in Section 5.08.
“Parent Board” means the Board of Directors of Parent.
“Parent Capital Stock” means, collectively, Parent Common Stock and Parent Preferred Stock.
“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.
“Parent Disclosure Letter” has the meaning set forth in the introductory language in ARTICLE IV.
“Parent Employee Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, employee stock ownership, phantom stock, stock appreciation right, restricted stock unit, share purchase, severance pay, vacation, bonus, retention, change in control, or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, death benefit or accident insurance plans, flexible spending account, cafeteria plan (Section 125 of the Code), dependent care (Section 129 of the Code), vacation, holiday, disability employee relocation, group legal, or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice or arrangement providing compensation or other benefits of the Parent or its Subsidiaries, or with respect to which the Parent or any of its Subsidiaries has any liability (including on account of any Parent ERISA Affiliate).

“Parent ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Parent or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.
“Parent IP” has the meaning set forth in Section 4.09(b).
“Parent License” means any license or other agreement governing, or pursuant to which Parent or any of its Subsidiaries was licensed or granted any material Parent Licensed IP.
“Parent Licensed IP” means Parent IP that is licensed to Parent or any of its Subsidiaries, excluding (a) off-the-shelf software and software that is generally available for license on a mass market commercial basis pursuant to a standard form agreement that is not subject to negotiation for annual fees that do not exceed $20,000, and (b) other software that is not material to the conduct of the business of Parent or any of its Subsidiaries and can be readily replaced for $50,000 or less with software that provides substantially the same features, functionalities and overall performance.
“Parent Preferred Stock” means a series of non-voting convertible preferred stock of Parent having the terms and conditions set forth in the form of the Certificate of Designation.
“Parent Securities” has the meaning set forth in Section 4.05(c).
“Parent SEC Reports” means all reports, schedules, forms, statements, prospectuses, and other documents required to be filed or furnished by Parent with the SEC.
“Parent Stock Plan” means the Parent’s Third Amended and Restated 2016 Equity Incentive Plan, as amended and/or restated to date.
“Parent Stockholder Approval” has the meaning set forth in Section 5.04.
“Parent Stockholders Meeting” has the meaning set forth in Section 5.04.
“Parent Subsidiary Securities” has the meaning set forth in Section 4.05(e).
“Parent Voting Debt” has the meaning set forth in Section 4.05(d).
“Parent Warrant” has the meaning set forth in Section 4.05(d) .
“Payment Fund” has the meaning set forth in Section 2.02.
“Permits” has the meaning set forth in Section 3.08(b).
“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Company Balance Sheet and related financial statements for the period then; and (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings.
“Per Share Parent Stock Consideration” means the sum of (a) a fraction of a share of Parent Common Stock equal to the Exchange Ratio multiplied by the Stock Ratio, and (b) a fraction of a share of Parent Preferred Stock equal to (1) the difference of (A) the Exchange Ratio minus (B) the resulting product in clause (a) of this definition, divided by (2) the Conversion Ratio.
“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
“Phase 2 Trial” means a human clinical trial that would satisfy the requirements of U.S. 21 C.F.R. § 312.21(b), as amended from time to time, or a comparable clinical trial prescribed by the relevant Regulatory

Authority in a country other than the United States. For the avoidance of doubt, a Phase 2 Trial includes a clinical trial identified as a Phase 1/2, 2a, 2b, 2a/2b or 2/3 trial.
“Phase 3 Trial” means a human clinical trial that would satisfy U.S. 21 C.F.R. § 312.21(c), as amended from time to time, or a comparable clinical trial prescribed by the relevant Regulatory Authority in a country other than the United States.
“PIPE Financing” has the meaning set forth in Section 5.13.
“PIPE Financing Amount” has the meaning set forth in Section 5.13.
“Preferred Stock Merger Amount” means the number of shares of Parent Preferred Stock equal to (a) the result of (1) the Exchange Ratio multiplied by the Fully Diluted Closing Shares, minus (2) the Common Stock Limit, divided by (b) the Conversion Ratio.
“Pre-Closing Period” has the meaning set forth in Section 5.03.
“Product” means any pharmaceutical composition or product containing or comprising any of the following, in any form or formulation: (i) the IL-1β antibodies designated as AVTX-009, as further described in Annex I attached hereto, and including, without limitation, any fragment, variant, modification or derivative of any antibody described in (i) or any pharmaceutical composition or product that includes as a component thereof any of such antibody described in (i), or (ii) any nucleic acid consisting of a sequence of nucleotides encoding (or complementary to a nucleic acid encoding) any one of the molecules described in the preceding clauses (i) or (ii).
“Regulatory Authority” means the FDA and any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceutical and biopharmaceutical products to permit the research, design, development, preclinical and clinical testing, production, manufacture, transfer, storage, labeling, marketing, sale, distribution and promotion of such products in any applicable jurisdiction.
“Related Party” means (a) any Affiliate of the Company or any of its Subsidiaries, or any manager, director, executive officer, general partner or managing member of such Affiliate, (b) any officer, manager or director of the Company or any of its Subsidiaries, (c) any Immediate Family member of a Person described in clause (b), or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than five percent (5%) of the outstanding Company Securities.
“Representatives” means directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors.
“Requisite Company Vote” has the meaning set forth in Section 3.03(a).
“Sanctioned Country” means any country or region that is, or has been in the last five (5) years, the subject or target of sanctions or restrictions under sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Russia, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any applicable United States or non-United States sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (b) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder.
“SEC” means the Securities and Exchange Commission.
“Second Effective Time” has the meaning set forth in Section 1.04(b).
“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Sub” has the meaning set forth in the Preamble.
“Second Milestone” means the first dosing of the first patient in a Phase 2 Trial of the Product for the indication of hidradenitis suppurativa (HS), including, for the avoidance of doubt, any level of severity thereof (e.g., mild, moderate, or severe), whether achieved by or on behalf of Parent or any of its affiliates, (sub)licensees, successors, transferees or assignees.
“Second Milestone Consideration” means the amount of $5,000,000 payable either in cash or Parent Capital Stock as determined pursuant to Section 2.08.
“Second Milestone Date” means the date on which the Second Milestone is achieved.
“Securities Act” means the Securities Act of 1933, as amended.
“Securityholders’ Representative” has the meaning set forth in the Preamble.
“Securityholders’ Representative” has the meaning set forth in the Preamble.
“Stock Consideration” means the aggregate Per Share Parent Stock Consideration issuable hereunder.
“Stock Ratio” means the quotient obtained by dividing (a) the Common Stock Limit by (b) the sum of (1) the Preferred Stock Merger Amount multiplied by the Conversion Ratio, plus (2) the Common Stock Limit.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.
“Surviving Company” has the meaning set forth in Section 1.02.
“Tail Policy” has the meaning set forth in Section 5.09(c).
“Tax” and “Taxes” mean any and all U.S. federal, state and local and non-U.S. income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, imputed underpayment, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheat, unclaimed or abandoned property, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return (including any information return), report, statement, declaration, claims for refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Entity or otherwise prepared in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.
“Third Milestone” means the first dosing of the first patient in a Phase 3 Trial of the Product, whether achieved by or on behalf of Parent or any of its affiliates, (sub)licensees, successors, transferees or assignees.
“Third Milestone Consideration” means the amount of $15,000,000 payable either in cash or Parent Capital Stock as determined pursuant to Section 2.08.
“Third Milestone Date” means the date on which the Third Milestone is achieved.
“Trade Control Laws” has the meaning set forth in Section 3.17(b).
“Trading Day” means a day on which NASDAQ is open for trading.
“Transfer” means any direct or indirect sale, exchange, transfer, or assignment (including a pledge or other grant of a security interest), whether voluntary or involuntary.

“Treasury Regulations” means the final and temporary regulations promulgated by the U.S. Department of the Treasury under the Code.
“U.S.” means the United States.
“Warrant Cancellation Agreements” has the meaning set forth in Section 2.06(a).
Section 8.02    Interpretation; Construction.
(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute or any other Laws means such statute or other Laws as amended from time to time and includes any successor legislation or other Laws thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.
(b)    The parties have participated jointly in negotiating and drafting this Agreement. This Agreement is the result of negotiations between, and has been reviewed by, the parties and their respective legal counsel. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 8.03    Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit any party’s rights in the event of fraud by another party.
Section 8.04    Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
Section 8.05    Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court located within the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 8.06    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.
Section 8.07    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent, Merger Sub or Second Merger Sub, to:	Avalo Therapeutics, Inc. 1500 Liberty Ridge Drive, Suite 321 Wayne, PA 19087 Attention: E-mail: ***
with a copy (which will not constitute notice to Parent, Merger Sub or Second Merger Sub) to:	Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail Suite 300 Raleigh, North Carolina 27607 Attention: Don Reynolds and David Creekman E-mail: ***
If to the Company, to:	AlmataBio, Inc. 650 Ponce De Leon Avenue Ste. 300 #1489 Atlanta, Georgia 30308 Attention: Patrick J. Crutcher Email: ***
With a copy (which will not constitute notice to the Company) to: If to the Securityholders’ Representative:	Goodwin Procter LLP One Commerce Square 2005 Market Street, 32nd Floor Philadelphia, PA 19103 Attention: Abraham J. Kwon and Laura Gulick E-mail: *** Attention: Patrick J. Crutcher Email: ***
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08    Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement shall control.
Section 8.09    No Third-Party Beneficiaries. Except as provided in Section 5.09 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.10    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.11    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of Parent, Merger Sub or Second Merger Sub, on the one hand, or the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent, Merger Sub and Second Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 8.12    Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.
Section 8.13    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.
Section 8.14    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.
Section 8.15    Securityholders’ Representative.
(a)    The Securityholders’ Representative is hereby constituted and appointed as the representative, agent and attorney-in-fact for the Securityholders, with full power and authority in the name of and for and on behalf of each Securityholder, to serve as the Securityholders’ Representative under this Agreement and the other agreements contemplated hereby and to exercise the power and authority to act on behalf of, and in the name of, each Securityholder with respect to all matters relating to this Agreement or such other agreements, and the transactions contemplated hereunder or thereunder; provided that, with respect to the matters set forth in Section 2.08 (and any matters directly related thereto) the Securityholders’ Representative shall act in accordance the vote of the holders of the majority of shares of Company Capital Stock as of immediately prior to the Effective Time. Without limiting the generality of the foregoing, the Securityholders’ Representative is hereby granted the power and authority by each Securityholder to negotiate and enter into amendments to this Agreement and the other agreements contemplated hereby for the Securityholders’ Representative and on behalf of each such Securityholder, to act on each Securityholder’s behalf in any dispute, litigation or arbitration involving this Agreement or such other agreements or any document delivered to the Securityholders’ Representative in such capacity pursuant hereto or thereto, and to do or refrain from doing all such further acts and things, and execute all such documents, as the

Securityholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby.
(b)    The Securityholders’ Representative shall not be liable for any act done or omitted hereunder in connection with the acceptance, performance, or administration of the Securityholders’ Representative’s duties hereunder, except with respect to the Securityholders’ Representative’s actual fraud or bad faith, and for this purpose any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of the absence of fraud and bad faith. The Securityholders will jointly and severally indemnify the Securityholders’ Representative and hold the Securityholders’ Representative harmless against any loss, liability, or expense incurred by the Securityholders’ Representative (other than as a direct result of the Securityholders’ Representative’s own actual fraud or bad faith) on the Securityholders’ Representative’s part arising out of or in connection with the acceptance, performance, or administration of the Securityholders’ Representative’s duties hereunder. None of Parent, Merger Sub, Second Merger Sub or the Company will have any Liability to any Securityholder for any action taken by Parent, Merger Sub, Second Merger Sub or the Company in accordance with the instructions of the Securityholders’ Representative.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AVALO THERAPEUTICS, INC.

By:	/s/ Garry A. Neil
Name:	Garry A. Neil
Title:	Chief Executive Officer

PROJECT ATHENS MERGER SUB, INC.
By:	/s/ Garry A. Neil
Name:	Garry A. Neil
Title:	Chief Executive Officer

SECOND PROJECT ATHENS MERGER SUB, LLC
By:	/s/ Garry A. Neil
Name:	Garry A. Neil
Title:	Chief Executive Officer

[Signature Page to the Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALMATABIO, INC.

By:	/s/ Patrick J. Crutcher
Name:	Patrick J. Crutcher
Title:	Chief Executive Officer and President

[Signature Page to the Merger Agreement]

Exhibit A
Form of Certificate of Designation

Exhibit B
Form of Warrant Cancellation Agreement

Annex I
Definition of “Product”